Exhibit 99.1

To the Shareholders and the Board of Directors of VectivBio Holding AG

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of VectivBio Holding AG (the Company) as of December 31, 2022, 2021 and 2020, the related consolidated statements of operations and other comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Restatements of 2022 and 2021 Financial Statements

As discussed in Note 2.1 to the consolidated financial statements, the 2022 and 2021 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These consolidated financial statements are the responsibility of the Board of Directors and management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young AG

We have served as the Company’s auditor since 2019.

Basel, Switzerland

April 18, 2023, except for Note 2.1, as to which the date is September 11, 2023

VectivBio Holding AG

Consolidated statements of operations and other comprehensive loss

		For the year ended December 31,
In thousands of United States dollars ("USD")	Notes	2022 Restated*	2021 Restated*	2020
CONSOLIDATED STATEMENTS OF OPERATIONS
Revenue from contracts with customers	7	27,341	—	—
Research and development expenses	8	(73,953)	(50,180)	(43,035)
General and administrative expenses	9	(33,912)	(36,536)	(14,226)
Operating loss		(80,524)	(86,716)	(57,261)

Financial income	10	676	—	1
Financial expense	10	(3,526)	(3,968)	(1,118)
Foreign exchange differences, net	10	(10,616)	(193)	(1,565)
Loss before income taxes		(93,990)	(90,877)	(59,943)
Income taxes	11	(107)	(7,011)	—
Net loss		(94,097)	(97,888)	(59,943)

OTHER CONSOLIDATED COMPREHENSIVE INCOME OR LOSS, NET OF INCOME TAX
Remeasurement of net pension liabilities	21	1,439	457	(858)
Total items that will not be reclassified subsequently to profit or loss		1,439	457	(858)
Exchange differences arising on translation of foreign operations		7,884	1,004	801
Total items that may be reclassified subsequently to profit or loss		7,884	1,004	801
Total other comprehensive income/(loss), net of income tax		9,323	1,461	(57)
Total comprehensive loss		(84,774)	(96,427)	(60,000)

LOSS PER SHARE
Basic and diluted loss per share (in USD)	13	(2.13)	(3.63)	(6.24)

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

The accompanying notes are an integral part of these consolidated financial statements.

VectivBio Holding AG

Consolidated statements of financial position

		As of December 31,
In thousands of USD	Notes	2022 Restated*	2021 Restated*	2020
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	14	19	51	173
Goodwill	15	923	925	901
Intangible assets	15	25,230	25,122	21,758
Right-of-use assets	29	159	291	114
Financial assets		61	61	64
Total non-current assets		26,392	26,450	23,010
CURRENT ASSETS
Other current receivables	16	1,430	777	963
Other current assets	17	3,361	6,597	6,417
Cash and cash equivalents	18	221,416	102,707	40,172
Total current assets		226,207	110,081	47,552
Total assets		252,599	136,531	70,562
EQUITY AND LIABILITIES
EQUITY
Share capital	19.1	3,499	1,935	1,408
Treasury shares	19.2	(805)	(35)	(38)
Reserves		419,206	246,966	101,933
Accumulated losses		(219,006)	(143,595)	(71,065)
Total equity		202,894	105,271	32,238
NON-CURRENT LIABILITIES
Borrowings	26.2	10,302	—	—
Warrant liability	26.2	2,055	—	—
Lease liabilities	29	23	158	4
Net pension liabilities	21	2,110	3,190	3,557
Total non-current liabilities		14,490	3,348	3,561
CURRENT LIABILITIES
Contingent consideration liabilities	20	—	—	19,140
Trade payables	22	1,803	8,595	9,490
Accrued expenses	23	30,511	19,067	5,247
Deferred revenue	24	2,114	—	—
Other current liabilities	25	650	116	774
Lease liabilities	29	137	134	112
Total current liabilities		35,215	27,912	34,763
Total liabilities		49,705	31,260	38,324
Total equity and liabilities		252,599	136,531	70,562

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

The accompanying notes are an integral part of these consolidated financial statements.

VectivBio Holding AG

Consolidated statements of changes in equity

In thousands of USD	Share capital	Treasury shares	Capital reserves (Reserves)	Foreign exchange (FX) translation (Reserves)	Accumulated losses	Total
Balance as of January 1, 2020	492	—	24,251	228	(15,709)	9,262
Net loss	—	—	—	—	(59,943)	(59,943)
Other comprehensive income/(loss), net of income tax	—	—	—	801	(858)	(57)
Total comprehensive income/(loss)	—	—	—	801	(60,801)	(60,000)
Share capital increase (Note 19.1)	650	—	54,487	—	—	55,137
Share-based payments (Note 12)	—	—	—	—	5,445	5,445
Capital distribution to shareholders on receipt of Convertible Loans (Note 26.1)	—	—	(421)	—	—	(421)
Issue of treasury shares (Note 19.2)	38	(38)	—	—	—	—
Conversion of Convertible Loans (Note 26.1)	228	—	23,920	—	—	24,148
Transaction costs due to capital increase (Note 19.1)	—	—	(1,333)	—	—	(1,333)
Balance as of December 31, 2020	1,408	(38)	100,904	1,029	(71,065)	32,238
Net loss (Restated*)	—	—	—	—	(97,888)	(97,888)
Other comprehensive income/(loss), net of income tax (Restated*)	—	—	—	1,004	457	1,461
Total comprehensive income/(loss) (Restated*)	—	—	—	1,004	(97,431)	(96,427)
Share capital increase (Note 19.1)	486	—	153,639	—	—	154,125
Share-based payments (Note 12)	—	—	—	—	24,901	24,901
Allocation of treasury shares to employees (Note 19.2)	—	3	(151)	—	—	(148)
Transaction costs due to capital increase (Note 19.1)	—	—	(13,136)	—	—	(13,136)
Settlement of contingent consideration liabilities in shares (Note 20)	31	—	2,239	—	—	2,270
Issuance of share capital upon asset acquisition (Note 6)	10	—	1,438	—	—	1,448
Balance as of December 31, 2021 (Restated*)	1,935	(35)	244,933	2,033	(143,595)	105,271
Net loss (Restated*)	—	—	—	—	(94,097)	(94,097)
Other comprehensive income/(loss), net of income tax (Restated*)	—	—	—	7,884	1,439	9,323
Total comprehensive income/(loss) (Restated*)	—	—	—	7,884	(92,658)	(84,774)
Share capital increase (Note 19.1)	1,349	—	177,856	—	—	179,205
Share-based payments (Note 12)	—	—	—	—	16,768	16,768
Allocation of treasury shares to employees (Note 19.2)	—	(555)	192	—	479	116
Issue of treasury shares (Note 19.2)	215	(215)	—	—	—	—
Transaction costs due to capital increase (Note 19.1)	—	—	(13,692)	—	—	(13,692)
Balance as of December 31, 2022 (Restated*)	3,499	(805)	409,289	9,917	(219,006)	202,894

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

The accompanying notes are an integral part of these consolidated financial statements.

VectivBio Holding AG

Consolidated statements of cash flows

		For the year ended December 31,
In thousands of USD	Notes	2022 Restated*	2021 Restated*	2020
Net loss		(94,097)	(97,888)	(59,943)
Adjustments for:
Financial income	10	(676)	—	(1)
Financial expense	10	3,526	3,932	1,077
Revaluation on contingent consideration liabilities	20	—	(6,870)	12,938
Depreciation and amortization expenses	14/29	239	303	270
Share-based payments	12	16,768	24,901	5,445
Group’s pension expense	21	397	215	440
Net foreign exchange differences		7,812	(290)	(832)
Changes in working capital:
–(Increase)/Decrease in other current receivables		(654)	116	(612)
–(Increase)/Decrease in other current assets		2,576	(891)	(4,885)
–Increase/(Decrease) in trade payables		(6,783)	(574)	5,594
–Increase in accrued expenses		11,709	10,203	1,990
–Increase in deferred revenue		2,114	—	—
–Increase/(Decrease) in other current liabilities		534	(713)	309
Interest received		618	—	—
Interest paid		(342)	(1)	(2)
Payment of contingent consideration liability	20	—	(4,582)	—
Cash flow used in operating activities		(56,259)	(72,139)	(38,212)

Payments for property, plant and equipment	14	(74)	(57)	(93)
Payments for financial assets		—	—	(7)
Proceeds from security deposits		—	—	31
Payment of contingent consideration liability	20	—	(5,418)	—
Acquisition of Comet platform	6	—	(1,197)	—
Cash flow used in investing activities		(74)	(6,672)	(69)

Share capital increase	19	179,205	154,125	55,137
Transaction costs due to capital increase	19	(13,692)	(12,663)	(1,333)
Proceeds from the exercise of stock options	12	121	—	—
Acquisition of treasury shares	19	(5)	—	—
Proceeds from Convertible Loans	26.1	—	—	2,931
Proceeds from Kreos Loans	26.2	9,660	—	—
Transaction costs due to Kreos Loans	26.2	(100)	—	—
Lease principal payments	29	(133)	(135)	(148)
Cash flow provided by financing activities		175,056	141,327	56,587

Net increase in cash and cash equivalents		118,723	62,516	18,306
Cash and cash equivalents at beginning of the year		102,707	40,172	19,813
Net effect of exchange rate changes on cash and cash equivalents		(14)	19	2,053
Cash and cash equivalents at end of the year	18	221,416	102,707	40,172

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and business

VectivBio Holding AG (the “Company”) is a Swiss stock corporation whose registered office is at Aeschenvorstadt 36, 4051 Basel, Switzerland. The Company was incorporated on May 22, 2019, in Switzerland. It is subject to provisions of the articles of association and to article 620 et seq. of the Swiss Code of Obligations, which describes the legal requirements for corporations (“Aktiengesellschaften”).

The Company, and its four wholly owned subsidiaries, VectivBio AG, Basel (Switzerland), VectivBio Comet AG, Basel (Switzerland), GlyPharma Therapeutic Inc., Montreal (Canada), and VectivBio Inc. (USA) (collectively, the “Group”), is a global biotechnology group committed to making a difference in the lives of patients living with serious rare conditions. On July 4, 2022, the Company merged a fifth wholly owned subsidiary, Comet Therapeutics, Inc., into VectivBio Comet AG. The Group’s mission is to use scientific innovation to target the biological root causes of serious rare conditions to achieve disease modification. The Group’s lead program, Apraglutide, is a next-generation glucagon-like peptide-2 (“GLP-2”) analog for the treatment of short bowel syndrome (“SBS”) and for the treatment of patients with gastrointestinal acute versus host disease (“aGvHD”). The Group’s pipeline also includes a platform of first-in-class preclinical small molecule assets known as Comet for the treatment of rare inherited metabolic diseases (“IMDs”).

On April 9, 2021, VectivBio Holding AG closed its initial public offering of 8,625,000 ordinary shares, at a public offering price of USD 17.00 per share (“Group’s IPO”). The gross proceeds from the offering were USD 146.6 million. The Company’s ordinary shares began trading on the Nasdaq Global Market under the ticker symbol “VECT”.

Prior to July 1, 2019, the Company did not operate as an independent, standalone company, but rather as a part of a larger group of companies controlled by Therachon Holding AG, or THAG.

Significant changes in the current reporting period

The financial position and performance of the Group was particularly affected by the following events and transactions during the year ended December 31, 2022:

•	On March 26, 2022, the Company entered into a note financing agreement (the “Original Loan”) with Kreos Capital VI (UK) Limited (“Kreos”). The Original Loan was structured to provide the EUR equivalent of up to USD 75.0 million in borrowing capacity, the master loan line (“MLL”) comprising two loan facilities of which EUR equivalent of USD 18.75 million was to be a convertible loan line, (the “Convertible Loan”). The remainder of the MLL, was a term loan of EUR equivalent of USD 56.25 million which was to be drawn down at the same time as the convertible loan line in three tranches. As additional consideration for the Original Loan, Kreos received a fee of USD 750 thousand, as well as a warrant to purchase 324,190 of the Company’s ordinary shares at a price per ordinary share equal to the volume weighted average price per share for the 30-day period ending three days prior to the signing of the Original Loan. The Company was to grant to Kreos an additional warrant to purchase ordinary shares with an aggregate value of up to a maximum of USD 1.0 million, with an exercise price per share equal to the volume weighted average price per share for the 30-day period ending three days prior to the date of the first drawdown of Loan B (Note 26.2). The warrants are exercisable for a period of seven years from the date of issuance. The Original Loan contained customary affirmative and negative covenants. The affirmative covenants included, among others, administrative and reporting requirements subject to certain exceptions and materiality thresholds. The negative covenants included, among others, limitations on the Company’s ability to, subject to certain exceptions, incur additional debt.

•	On March 30, 2022, the Group entered into a partnering agreement (the “Agreement”) with Asahi Kasei Pharma Corporation (“AKP”). Under the Agreement, the Group has granted an exclusive license to AKP, with the right to sublicense in multiple tiers, to develop, commercialize and exploit products derived from the Group’s lead product candidate, Apraglutide, within the territory of Japan. The Group and AKP will form a joint steering committee to handle development and regulatory plans, and AKP’s activities under the agreement will be conducted in partnership with the Group. The Group retains all rights to Apraglutide not granted to AKP.

•	On June 14, 2022, the Company entered into an Underwriting Agreement with SVB Securities LLC and Piper Sandler & Co., as representatives of the several underwriters named therein, pursuant to which the Company agreed to issue and sell, in an underwritten public offering, an aggregate of 5,715,000 ordinary shares with a nominal value of CHF 0.05 per share at a public offering price of USD 5.25 per share. In addition, the Company granted the underwriters an option for 30 days to purchase up to an additional 857,250 ordinary shares with a nominal value of CHF 0.05 per share at a public offering price of USD 5.25 per share. On June 17, 2022, the Company issued from authorized share capital and sold 5,715,000 ordinary shares with a nominal value of CHF 0.05 per share to the underwriters. On June 23, 2022, the Company issued from authorized share capital and sold additional 752,688 ordinary shares with a nominal value of CHF 0.05 per share to the underwriters pursuant to the partial exercise of the underwriters’ previously granted option to purchase additional ordinary shares. The aggregate gross proceeds of the public offering amounted to USD 34 million, before deducting underwriting discounts and commissions and other offering expenses.

•	On June 14, 2022, the Company entered into a Subscription and Share Purchase Agreement (“Purchase Agreement”) with Forbion Growth Opportunities Fund II Coöperatief U.A., represented by Forbion Growth II Management B.V. (“Forbion”), pursuant to which Forbion agreed to purchase, and the Company agreed to sell an aggregate of 3,478,260 ordinary shares with a nominal value of CHF 0.05 per share at a price of USD 5.75 per share, for gross proceeds of USD 20 million, in a private placement. The 3,478,260 ordinary shares consisted of 425,252 ordinary shares issued from authorized share capital on June 23, 2022, and 3,053,008 treasury shares sold to Forbion on June 27, 2022.

•	On October 12, 2022, the Company entered into an amendment to the Original Loan, the Amended Loan. The total amount of borrowings available under the Amended Loan remains unchanged from the EUR equivalent of up to USD 75.0 million in borrowing capacity that was provided under the MLL in the Original Loan. The MLL, as amended, is comprised of two loan facilities, of which the EUR equivalent of USD 18.75 million is a convertible loan line, or the Amended Convertible Loan, and the EUR equivalent of USD 56.25 million is a term loan line, or the Amended Term Loan, each of which may be drawn down in two tranches, A and B. Subject to certain conditions, the Amended Loan A will be available for drawdown until May 31, 2024, and the Amended Loan B will be available for drawdown until June 30, 2024. Contemporaneously with the execution of the Amended Loan, the Company delivered to Kreos drawdown requests under the Amended Loan A for an aggregate amount equal to the EUR equivalent of USD 10 million, or the First Compulsory Drawdown. The Company must deliver to Kreos further drawdown requests under Amended Loan A for an aggregate amount equal to the EUR equivalent of USD 10 million by September 30, 2023, or the Second Compulsory Drawdown. The Amended Loan also contains certain early repayment fees and granted Kreos the right to receive additional warrants on prepayment of borrowings.

•	On October 13, 2022, the Company entered into an Underwriting Agreement with Jefferies LLC, SVB Securities LLC and Piper Sandler & Co., as representatives of the several underwriters named therein, pursuant to which the Company agreed to issue and sell, in an underwritten public offering, an aggregate of 16,700,000 ordinary shares with a nominal value of CHF 0.05 per share at a public offering price of USD 7.50 per share. On October 17, 2022, the Company issued from authorized share capital and sold 16,700,000 ordinary shares to the underwriters. The aggregate gross proceeds of the underwritten public offering amounted to USD 125 million, before deducting underwriting discounts and commissions and other offering expenses.

Known Trends, Events and Uncertainties

At the beginning of 2020, an outbreak of a novel strain of coronavirus, or COVID-19, emerged globally. This event significantly affected economic activity worldwide, but as of December 31, 2022, operations have not been significantly impacted by the COVID-19 pandemic.

The Group continues to monitor the impact COVID-19 may have on the clinical development of product candidates, including potential delays or modifications to ongoing and planned trials. Management cannot at this time predict the specific extent, duration or full impact that any future COVID-19 outbreak will have on the Group's financial condition and operations, including ongoing and planned clinical trials.

Additionally, the recent trends towards rising inflation may also materially adversely affect the Group’s business and corresponding financial position and cashflows. Inflationary factors, such as increases in the cost of clinical trial materials and supplies, interest rates and overhead costs may adversely affect operating results. Rising interest rates also present a recent challenge impacting the U.S. economy and could make it more difficult to obtain traditional financing on acceptable terms, if at all, in the future. The general consensus among economists also suggests that a higher recession risk should be expected to continue over the next year, which, together with the foregoing, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect the Group's operations. Furthermore, such economic conditions have produced downward pressure on share prices. Although management does not believe that inflation has had a material impact on the Group’s financial position or results of operations to date, there may be increases in the near future (especially if inflation rates continue to rise) of operating costs, including labor costs and research and development costs, due to supply chain constraints, consequences associated with COVID-19 and the ongoing conflict between Russia and Ukraine, and employee availability and wage increases, which may result in additional stress on the Group’s working capital resources.

2.	Summary of significant accounting policies

Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and comply with the Swiss law.

The consolidated financial statements have been prepared on a historical cost basis, except for the contingent consideration liabilities (Note 20), the Convertible Loans (Note 26.1), and the Amended Loan with Kreos (Note 26.2) have been measured at fair value.

The consolidated financial statements are presented in United States Dollars (“USD”) and the functional currency of the Company is Swiss Francs (“CHF”). The consolidated financial statements are presented in USD given the fact that the Company is publicly listed in the United States of America (“USA”).

Prior to the five-to-one reverse split of all issued shares effected on April 1, 2021, 44 ordinary shares, 25 series A1 preferred shares and 46 series A2 preferred shares, each with a nominal value of CHF 0.01 per share, were issued by way of conversion of equity surplus into share capital to balance fractional shares. Accordingly, all shares, share-based and per share amounts for all periods have been presented based on the adjusted number of shares, where applicable, to reflect this reverse share split and related capital increase in the consolidated financial statements.

The consolidated financial statements were initially approved and authorized for issuance by the board of directors of the Company on April 18, 2023, except for Note 2.1 approved and authorized on September 11, 2023.

Consolidation

The Group’s financial information for all periods presented in these consolidated financial statements is prepared on a consolidated basis, for which the consolidation policies are described below.

The Group consolidates the assets, liabilities, income and expenses and cash flows of the subsidiaries which the Group controls. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Specifically, the Group controls an investee if and only if it has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee),

•	Exposure, or rights, to variable returns from its involvement with the investee, and

•	The ability to use its power over the investee to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses and cash flows of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

When necessary, adjustments are made to the financial statements of the subsidiaries to bring their accounting policies in line with the Group’s accounting policies. Intercompany transactions, balances and unrealized gains/losses on transactions between Group companies are eliminated upon consolidation.

Use of estimates in financial statement presentation

The preparation of consolidated financial statements in conformity with IFRS required management to make estimates and assumptions that affected the reported amounts of income, expenses, assets and liabilities, and the disclosures of contingent consideration liabilities, among others, at the date of the financial statements. The actual outcome may differ from the assumptions and estimates made. If such estimates and assumptions, which are based on management’s best judgment at the date of the financial statements, deviate from the actual circumstances, the original estimates and assumptions will be modified as appropriate in the year in which the circumstances change. The areas involving higher degrees of judgment or complexity or where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision Maker (“CODM”). The CODM reviews the operating results and operating plans of the Group and makes resource allocation decisions on a company-wide basis.

Current versus non-current classification

The Group presents assets and liabilities in the consolidated statement of financial position based on current/non-current classification. An asset is current when it is:

•	Expected to be realized or intended to be sold or consumed in normal operating cycle, which is 12 months,

•	Held primarily for the purpose of trading,

•	Expected to be realized within 12 months after the reporting period, or

•	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period.

All other assets are classified as non-current.

A liability is current when:

•	It is expected to be settled in normal operating cycle, which is 12 months,

•	It is held primarily for the purpose of trading,

•	It is due to be settled within 12 months after the reporting period, or

•	There is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period.

The Group classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities, respectively.

Foreign currency translation

Functional and presentation currency

Items included in the consolidated financial statements of the Group are measured using the currency of the primary economic environment in which the individual companies operate (the “functional currency”). The presentation currency of the Group is USD.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rate prevailing at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates at the reporting date. Foreign exchange gains and losses resulting from the settlement or translation of monetary assets and liabilities denominated in foreign currencies are recognized through profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transaction.

Group companies

Assets and liabilities of Group companies that are using a functional currency different from the presentation currency of the Group are translated into the presentation currency using year-end exchange rates. Income and expenses and cash flows are translated at average exchange rates. When an average rate does not approximate the actual rate as of the date of the transaction for material one-off transactions, the actual rate is used. All resulting translation differences are recognized directly in other comprehensive income or loss (“OCI”). Upon divestment of a foreign entity, the identified cumulative currency translation difference related to that foreign entity is recognized through profit or loss as part of the gain or loss on divestment.

Property, plant and equipment

Property, plant and equipment is stated at historical cost less depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of an asset. Subsequent costs are included in the assets’ carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost can be reliably measured. All other repairs and maintenance costs are charged through profit or loss during the financial period in which they are incurred. Gain or loss on disposals is determined by comparing proceeds from disposal with the carrying amount and is included in profit or loss.

Depreciation of property, plant and equipment is calculated using the straight-line method to allocate costs less residual values over the assets’ estimated useful lives, as follows:

•	Office Equipment: 4 years

•	Laboratory Equipment: 4 years

•	IT Equipment: 2.5 years

The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting date.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

Internally developed intangible assets, excluding capitalized development costs, are not capitalized and the related expenditure is reflected through profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits provided by the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite useful lives is recognized through profit or loss. Intangible assets with indefinite lives are not amortized but assessed for impairment annually.

As is common in the pharmaceutical industry, the Group generally considers an asset available for use and begins amortization related to a particular compound when regulatory and marketing approval for that compound is received. If an intangible asset is partially derecognized as a result of out-licensing a significant portion of the rights to use the intangible asset, amortization is adjusted to reflect the portion of the asset no longer reflected on the consolidated statement of financial position.

Research and development expenses

R&D costs consist primarily of remuneration and other expenses related to R&D personnel expenses, costs associated with preclinical testing and clinical trials of product candidates, expenses for R&D services under collaboration agreements, outsourced R&D expenses and depreciation and amortization expenses. Expected but not yet invoiced R&D expenses are accrued if they relate to the current financial period. These accruals are based upon estimates of costs incurred and fees that may be associated with services provided by clinical trial investigational sites and CROs and for other clinical trial-related activities. Payments under certain contracts with such parties depend on factors such as successful enrollment of patients, site initiation and the completion of clinical trial milestones. In accruing for these services, the Group estimates the time period over which services will be performed and the level of effort to be expended in each period. If possible, management obtains information regarding unbilled services directly from these service providers. However, management may be required to estimate these services based on other information available.

Research costs are expensed as incurred, as these expenses do not meet the criteria for capitalization. Development expenditures on an individual project are recognized as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale,

•	Its intention to complete and its ability and intention to use or sell the asset,

•	How the asset will generate future economic benefits,

•	The availability of resources to complete the asset, and

•	The ability to measure reliably the expenditure during development.

Amortization of capitalized intellectual property research and development (“IPR&D”) starts once the development is complete and the asset is available for use, which is usually the point in time at which marketing approval is granted by the relevant authority. Before that date, capitalized IPR&D is tested at least annually for impairment, irrespective of whether any indication of impairment exists.

Business combinations, goodwill and asset acquisitions

Business combinations are accounted for using the acquisition method. The cost of an acquisition is determined as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and are included in general and administrative expenses based on their function.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as of the acquisition date.

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 “Financial Instruments” (“IFRS 9”) is measured at fair value with changes in fair value recognized through profit or loss. If the contingent consideration is not within the scope of IFRS 9, it is measured in accordance with the appropriate standards under IFRS. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the re-assessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, the gain is recognized through profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purposes of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units (“CGUs”) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Goodwill is tested for impairment annually as of December 31 and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill is allocated to. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

Asset acquisitions are acquisitions that do not qualify as business combinations under IFRS 3. IFRS 3 allows the use of an optional concentration test to determine if an acquisition is a business combination or an asset acquisition. Under the optional concentration test, the test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the assets acquired would not represent a business and no further analysis is required.

Assets acquired in an asset acquisition are initially recognized, at the date of acquisition at cost. Costs directly attributable to the acquisition of such assets are included in the initial carrying amount. Contingent consideration in connection with the acquisition of assets, paid upon achievement of performance-related milestones and increasing the utility of the asset, is included in the carrying amount of the asset and the respective liability is recognized when the contingent consideration payment becomes probable. The Group does not recognize the liability at the date of acquisition if at that date it is not clear that there is an obligation before the uncertainty is resolved.

Leases

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Group, unless the lease qualifies for one of the exclusions detailed below.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease. If that rate cannot be readily determined, the Group’s incremental borrowing rate is used. After the commencement date, the Group measures the lease liability using the effective interest rate method.

On the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured applying the cost model and depreciated over the shorter of its useful life and the lease term.

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

Payments associated with short-term leases (lease term of 12 months or less) and with leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss.

As of December 31, 2022, 2021 and 2020 the Group had leases of office space and car parking spaces. Refer to Note 29 for further information on the Group’s leases.

Impairment of non-financial assets

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Non-financial assets, excluding goodwill, are reviewed for possible reversal of previously recognized impairment at each reporting date.

Financial assets

The Group only has financial assets classified within the category “financial assets at amortized cost”. The classification at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. The Group’s financial assets at amortized cost include receivables that are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.

These assets are measured initially at their fair value plus transaction costs and are subsequently measured at amortized cost using the effective interest rate method and are subject to impairment.

A financial asset is derecognized when:

•	the contractual rights to the cash flows from the asset have expired; or

•	the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment of financial assets

The Group recognizes an allowance for expected credit losses (“ECLs”) for all financial assets not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. This definition is also used for the purposes of the statement of cash flows.

Current and deferred income tax

Income tax expense for the period is comprised of current and deferred tax. Income tax is recognized through profit or loss, except to the extent that it relates to items recognized in OCI or directly in equity. In this case, the income tax is also recognized in OCI or directly in equity, as applicable.

The current income tax charge is calculated on the basis of the tax laws enacted in effect at the end of the reporting period in the various jurisdictions in which the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty. The Group re-evaluates these uncertain tax positions on a quarterly basis based on a number of factors including, but not limited to, changes in facts or circumstances, changes in tax law, and effectively settled issues under audit and new audit activity. Any change in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, no deferred tax assets or liabilities are recognized in a transaction that is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred offering costs

Deferred offering costs consist principally of incremental legal and underwriting fees that are directly related to the Group’s IPO. Deferred offering costs capitalized as of December 31, 2020, amounted to USD 503 thousand and were included in other current assets (Note 17). As of April 2021, such costs have been offset against proceeds from the IPO upon completion. No further offering costs have been deferred nor capitalized subsequent to the completion of the IPO.

Financial liabilities

The Group’s financial liabilities include trade and other payables, contingent consideration liabilities, and loans. The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was incurred. The Group’s accounting policy for each category is described below:

Fair value through profit or loss (“FVTPL”)

This category comprises contingent consideration liabilities, Kreos Loans and Convertible Loans designated at FVTPL. They are recognized initially at fair value and subsequently remeasured to fair value at each reporting date with changes in the carrying value recognized in profit or loss.

Under certain circumstances, the fair value of a loan upon initial recognition may be different from the cash transaction amount. In accordance with IFRS 9, this difference between fair value and transaction amount is recognized as a gain or loss on Day 1 only if the fair value is evidenced by a quoted price in an active market for an identical asset or liability (that is, a level 1 input) or based on a valuation technique that uses only data from observable markets. In all other cases, the instrument is recognized at fair value and the difference between the fair value at initial recognition and the transaction price is deferred. The group initially nets any identified Day 1 differences within the loan liability amount presented on the balance sheet and subsequently amortizes the amount through profit and loss on a straight-line basis over the life of the loan.

When a financial liability contains one or more embedded derivatives, the Group has elected to designate the entire hybrid contract at FVTPL.

Other financial liabilities

This category comprises trade payables and other payables that are recognized initially at fair value net of directly attributable transaction costs and are subsequently measured at amortized cost using the effective interest rate method, with interest expense recognized on an effective yield basis.

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or expired.

Share capital

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. Ordinary shares as well as preferred shares are classified as equity.

Fair values

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability, or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level of input that is significant to the fair value measurement as a whole:

•	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities,

•	Level 2 - Valuation techniques for which the lowest level of input that is significant to the fair value measurement is directly or indirectly observable, or

•	Level 3 - Valuation techniques for which the lowest level of input that is significant to the fair value measurement is unobservable.

The fair values of financial assets and liabilities at the reporting date are not materially different from their reported carrying values unless specifically mentioned in the notes to the consolidated financial statements.

Employee benefits

General

Wages, salaries, social security contributions, paid annual leave and sick leave, bonuses, and non-monetary benefits are accrued in the period in which the associated services are rendered by employees of the Group.

Net pension liabilities

The cost of providing benefits under the defined benefit plan is determined using the Projected Unit Credit method.

Remeasurements, comprising of actuarial gains and losses, the effect of the asset ceiling, excluding net interest (not applicable to the Group) and the return on plan assets (excluding net interest), are recognized immediately in the statement of financial position with a corresponding debit or credit to accumulated losses through OCI in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods.

Past service costs are recognized through profit or loss on the earlier of:

•	The date of the plan amendment or curtailment, or

•	The date on which the Group recognizes related restructuring costs.

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Group recognizes the following changes in the net defined benefit obligation as “employee expenses” (either within R&D expenses or within general and administrative expenses depending on their function) through profit or loss:

•	Service costs comprised of current service costs, past service costs, gains and losses on curtailments and non-routine settlements, and

•	Net interest expense or income.

Equity-settled share-based payments

The Group has offered equity-settled share-based payments to employees, board members, executive officers and certain external consultants providing services similar to those rendered by employees. These share-based payments are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the equity-settled share-based payments, less the acquisition cost to the beneficiary, if applicable, is expensed over the period in which the service and, where applicable, the other vesting conditions are fulfilled (the vesting period) based on the Group’s estimate of equity instruments that will eventually vest.

The cost is recognized within R&D expenses or within general and administrative expenses depending on their function with a corresponding increase to equity (accumulated losses).

The estimate of the number of awards which will vest is revised at each reporting date. The change in estimate will be recorded as expense (or credit) in profit or loss with a corresponding correction in equity. If a modification of a share-based payment transaction occurs and this modification increases the fair value of the equity instruments granted, the incremental fair value granted is included in the measurement of the amount recognized for the services received over the remainder of the vesting period. The incremental fair value is the difference between the fair value of the modified equity instrument and that of the original equity instrument; both values are estimated as at the modification date. An expense based on the incremental fair value is recognized in addition to any amount in respect of the original instrument, and the original amount is continued to be recognized over the remainder of the original vesting period.

If the terms or conditions of the equity instruments granted are modified in a manner that reduces the total fair value of the share-based payment arrangement, or is not otherwise beneficial to the employee, the services received shall continue to be accounted for as consideration for the equity instruments granted as if that modification had not occurred.

Revenue recognition

The Group's revenue is derived from contracts with customers in accordance with IFRS 15, mainly from the Agreement with AKP (Note 7).

Based on IFRS 15, the Group has performed the following steps in determining the appropriate amount of revenue to be recognized as obligations are fulfilled under this agreement:

1.       Identification of the promised goods or services in the contract;

2.       Determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

3.       Measurement of the transaction price, including the constraint on variable consideration;

4.       Allocation of the transaction price to the performance obligations; and

5.       Recognition of revenue when each performance obligation is satisfied.

For the licensing agreement the Company has considered a variety of factors in determining the appropriate estimates and assumptions, such as whether the elements within the agreement are distinct performance obligations, whether there are observable standalone selling prices, and whether the customer has right to use or a right to access a license. Management has evaluated each performance obligation to determine if it can be satisfied and recognized as revenue at a point in time or over time.

With respect to the Group's assessment of the Agreement with AKP (Note 7), management identified three performance obligations under the agreement (Note 4.2), (i) the grant of a right to use of Apraglutide intellectual property license in Japan, (ii) to conduct development services, and (iii) to provide manufacturing and supply of Apraglutide for commercial purposes.

Non-refundable up-front license fee and payments for development activities are considered fixed, while milestone payments and royalty payments are identified as variable consideration which must be further evaluated as to when the recognition criteria are met, and, therefore, may initially be excluded from the transaction price.

Management estimates the amount of variable consideration using the most likely amount, as milestone payments typically only have two possible outcomes. The Group recognizes revenue for sales-based royalty promised in exchange for the license of intellectual property only when the subsequent sale occurs.

The Group allocates transaction price by estimating standalone selling price of performance obligations and using the residual approach when the standalone selling price of the license is highly variable or uncertain.

Accordingly, the Group will recognize revenue for the grant of a right to use of Apraglutide intellectual property license in Japan at a point in time, as it relates to the upfront payment, when the right is granted. The regulatory milestones, sales milestones and royalties are all contingent on commercial sales of Apraglutide, and therefore, will be recognized based on the exception for sales and usage-based royalties received in exchange for licenses of intellectual property.

As it relates to the development milestone payments, these will be recognized when the payments are considered certain or highly probable, since they are considered variable consideration. This will be reassessed at each reporting period and incremental payments in the form of additional milestones would be recognized if considered certain or highly probable.

In relation to the performance obligation to conduct development services, revenue would be recognized over time, considering that the research and development services are satisfied over time. The customer has access to the activities over time as development occurs, therefore, the Group will recognize revenue based on the costs incurred as this method depicts the transfer of services.

As it relates to the performance obligation of manufacturing and supply of Apraglutide for commercial purposes revenue will be recognized at a point in time when the transfer of control happens.

2.1 Restatement of previously issued consolidated financial statements

On September 11, 2023, the board of directors of the Company, in consultation with management, concluded that the Company’s previously issued audited consolidated financial statements contained within the Annual Reports on Form 20-F for the years ended December 31, 2022 and December 31, 2021 should no longer be relied upon due an error in such consolidated financial statements, and therefore a restatement of these prior consolidated financial statements is required.

In the third quarter of 2023, the Company identified an uncertain tax position that should have been recognized during the year ended December 31, 2021. The Company corrected this misstatement by recognizing an uncertain tax liability and a corresponding adjustment to income taxes during the year ended December 31, 2021. In addition, the Company recognized the associated interest and penalties as financial expense and accrued expenses for the years ended December 31, 2022 and December 31, 2021.

The error has been corrected by restating each of the affected consolidated financial statement line items for the periods as follows:

Consolidated statements of operations and other comprehensive loss (extract)

	For the year ended December 31, 2022
In thousands of United States dollars ("USD")	As filed	Restatement	As restated
Financial expense	(3,164)	(362)	(3,526)
Loss before income taxes	(93,628)	(362)	(93,990)
Net loss	(93,735)	(362)	(94,097)
Exchange differences arising on translation of foreign operations	7,268	616	7,884
Total items that may be reclassified subsequently to profit or loss	7,268	616	7,884
Total other comprehensive income/(loss), net of income tax	8,707	616	9,323
Total comprehensive loss	(85,028)	254	(84,774)
LOSS PER SHARE
Basic and diluted loss per share (in USD)	(2.12)	(0.01)	(2.13)

	For the year ended December 31, 2021
In thousands of United States dollars ("USD")	As filed	Restatement	As restated
Financial expense	(36)	(3,932)	(3,968)
Loss before income taxes	(86,945)	(3,932)	(90,877)
Income taxes	(64)	(6,947)	(7,011)
Net loss	(87,009)	(10,879)	(97,888)
Exchange differences arising on translation of foreign operations	853	151	1,004
Total items that may be reclassified subsequently to profit or loss	853	151	1,004
Total other comprehensive income/(loss), net of income tax	1,310	151	1,461
Total comprehensive loss	(85,699)	(10,728)	(96,427)
LOSS PER SHARE
Basic and diluted loss per share (in USD)	(3.23)	(0.40)	(3.63)

Consolidated statements of financial position (extract)

	As of December 31, 2022
In thousands of USD	As filed	Restatement	As restated
Reserves	418,439	767	419,206
Accumulated losses	(207,765)	(11,241)	(219,006)
Total equity	213,368	(10,474)	202,894
Accrued expenses	20,037	10,474	30,511
Total current liabilities	24,741	10,474	35,215
Total liabilities	39,231	10,474	49,705

	As of December 31, 2021
In thousands of USD	As filed	Restatement	As restated
Reserves	246,815	151	246,966
Accumulated losses	(132,716)	(10,879)	(143,595)
Total equity	115,999	(10,728)	105,271
Accrued expenses	8,339	10,728	19,067
Total current liabilities	17,184	10,728	27,912
Total liabilities	20,532	10,728	31,260

Consolidated statements of cash flows (extract)

	For the year ended December 31, 2022
In thousands of USD	As filed	Restatement	As restated
Net loss	(93,735)	(362)	(94,097)
Adjustments for:
Financial expense	3,164	362	3,526

	For the year ended December 31, 2021
In thousands of USD	As filed	Restatement	As restated
Net loss	(87,009)	(10,879)	(97,888)
Adjustments for:
Financial expense	—	3,932	3,932
Changes in working capital:
–Increase in accrued expenses	3,256	6,947	10,203

3.	Application of new and revised International Financial Reporting Standards

3.1 New and amended Standards and Interpretations that are mandatorily effective for the current year (2022)

For the current year, the Group has applied the following new and amended Standards and Interpretations:

•	Amendments to IAS 16 – Property, Plant and Equipment: Proceeds before Intended Use (effective from annual period beginning on January 1, 2022)

•	Amendments to IFRS 3 – Reference to the Conceptual Framework (effective from annual period beginning on January 1, 2022)

•	Annual Improvements to IFRS 9 – Financial Instruments: Clarifies which fees should be included in the 10% test for derecognition of financial liabilities (effective from annual period beginning on January 1, 2022)

•	Amendments to IAS 37 – Onerous Contracts: Costs of Fulfilling a Contract (effective from annual period beginning on January 1, 2022)

•	Amendments to IFRS 16 – Covid-19-related Rent Concessions beyond 30 June 2021 (effective from annual period beginning on January 1, 2022)

The adoption of such standards did not have a significant impact on the consolidated financial statements of the Group.

3.2	Standards and Interpretations in issue but not yet effective

As of December 31, 2022, the Group has not adopted the following Standards that have been issued but are not yet effective. They will be effective on or after the dates described below.

The Group does not expect any significant impact from the new or amended Standards and Interpretations mentioned below:

•	Amendments to IFRS 17 – Insurance Contracts: Initial application of IFRS 17 and IFRS 9: Comparative information (effective from annual period beginning on January 1, 2023)

•	Amendments to IAS 1 – Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting policies (effective from annual period beginning on January 1, 2023)

•	Amendments to IAS 8 – Accounting Estimates and Errors: Definition of Accounting Estimates (effective from annual period beginning on January 1, 2023)

•	Amendments to IAS 12 – Deferred Tax related to Assets and Liabilities arising from a Single Transaction (effective from annual period beginning on January 1, 2023)

•	Amendments to IAS 1 – Presentation of Financial Statements – Classification of Liabilities as Current or Non-current (effective from annual period beginning on January 1, 2024)

•	Amendments to IFRS 16 – Leases: Lease Liability in a Sale and Leaseback (effective from annual period beginning on January 1, 2024)

None of the Standards and Interpretations mentioned above will be applied before their effective date.

4.	Summary of critical accounting judgments and key sources of estimation uncertainty

The preparation of the consolidated financial statements in conformity with IFRS required management to make estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income, expenses and related disclosures. The estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements are described below.

4.1	Critical accounting judgments

Going concern

The Group has a limited operating history and has experienced net losses and significant cash used in operating activities since the inception of the Group. For the year ended December 31, 2022, the Group had a net loss, as restated (Note 2.1), of USD 94,097 thousand (2021: USD 97,888 thousand) (2020: USD 59,943 thousand) and net cash used in operating activities of USD 56,259 thousand (2021: USD 72,139 thousand) (2020 USD 38,212 thousand). Management expects the Group to continue to incur net losses and have significant cash outflows for at least the next 12 months.

The board of directors of the Company is of the opinion that, the cash position as of December 31, 2022 of USD 221,416 thousand (December 31, 2021: USD 102,707 thousand) is sufficient to continue operating through the next 12 months from the year-end and meet the Group's ongoing operating requirements, recurring expenses and required capital expenditures as they arise. In addition, the Company has borrowing capacity from the Kreos Loans of EUR equivalent of up to USD 65 million subject to certain conditions. Refer to Note 26.2 for further information.

4.2	Key sources of estimation uncertainty

Revenue from contracts with customers

The Group has applied the following judgements that significantly affect the determination of the performance obligations under the contract with AKP:

A good or service that is promised to a customer is distinct if both of the following criteria are met: (a) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer; and (b) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract. The Group determined that the performance obligations identified -(i) the grant of a right to use the Apraglutide intellectual property license in Japan, (ii) to conduct development services, and (iii) to provide manufacturing and supply of Apraglutide for commercial purposes - are each capable of being distinct.

In assessing whether each item has a standalone value to the customer, the Group considers factors such as the development, manufacturing, and commercialization capabilities of the partner and the availability of the associated expertise in the general marketplace, which indicates that the customer can benefit from each of the license, the development services, and the manufacturing and supply of Apraglutide on their own. The Group also determined that the promises to transfer the license, to provide development services, and to manufacture and supply Apraglutide are distinct within the context of the contract. The license is separately identifiable in the contract and will be granted at contract inception. The license is not an input that will be integrated with the development services or manufacturing and supply of Apraglutide. The preparation and attendance of the various steering committees is to assist in conducting clinical trials and obtaining regulatory approval of the technology but does not modify the technology itself. In addition, the license, development services, and manufacturing and supply of Apraglutide are not highly interdependent or highly interrelated, because the delivery of the license is not dependent on the services or deliveries of Apraglutide to be provided in the future, and accordingly, these promises are not interdependent or interrelated with each other.

In determining whether the license transfers to a customer either at a point in time or over time, the Group considers whether the nature of the Group’s promise in granting the license to a customer is to provide a right to access or a right to use the Group’s intellectual property. The Group assessed that it provides a right to use the license as the license exists (in terms of form and functionality) at a point in time at which it is granted.

The Group has allocated the transaction price to each performance obligation based on relative standalone selling prices.

Refer to Note 7 for further information.

Loans containing embedded derivatives

Loans containing embedded derivatives are initially recognized at the fair value at the date the contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting difference in the fair value is recognized through profit or loss. When the contract contains one or more embedded derivatives, the Group designates the entire hybrid contract at FVTPL.

Convertible Loans

On December 23, 2019, the Company issued Convertible Loans to certain shareholders, as lenders (collectively, the “Lenders”), providing for USD 20,000 thousand subordinated loans in aggregate (the “Convertible Loans”) with a maturity of two years at a stated interest rate of 4.0% per annum to be accrued on the principal amount until the Convertible Loans were converted or mature, of which USD 17,069 thousand was received in cash and recognized as a financial liability as of December 31, 2019. During January 2020, the Company received the remaining USD 2,931 thousand in cash.

Pursuant to the terms and conditions of the agreements with the Lenders, there were three triggers, as detailed below, that required the Company either to make a cash payment or mandatorily convert the Convertible Loans, based on the conversion price, into preferred shares of the Company during the instruments’ duration:

•	Change of control (cash payment);

•	Maturity (cash payment upon demand by the Lenders);

•	Qualified financing event (conversion to the same class of preferred shares as issued in such financing based on conversion price at discounted share price).

The initial fair value of the instrument was calculated using a weighted average percentage probability of the three possible scenarios above based on their expected discounted future cash flows (for the Change of control and Maturity scenarios) and expected conversion value (for the Qualified financing event). The Group used judgment to estimate the probability of the three future outcomes, including key inputs to the valuation exercise such as: the conversion price, the change of control price, Company’s share price, discount rate, and timing of occurrence. The key assumption in calculating the fair value of the instrument was the probability of securing Series A2 financing of 90%, with the balance of probability allocated to a change of control and redemption at maturity.

The inputs into the fair value calculations of the Convertible Loans are classified as level 3 in the fair value hierarchy due to the use of unobservable inputs.

At the completion of the First Tranche that occurred on September 11, 2020, the Convertible Loans were mandatorily converted into an aggregate of 4,195,966 Series A1 preferred shares of the Company issued at a conversion price of USD 4.891 (rounded) per share based on the agreement with the Lenders. Immediately prior to conversion, the fair value of the Convertible Loans was remeasured assuming the probability of securing Series A2 financing of 100% and using the fair value per share of USD 5.755, representing a subscription price per Series A2 preferred share of the First Tranche of Series A2 financing. Upon conversion, the Convertible Loans, including accrued but unpaid interest, were immediately deemed repaid in full and terminated in their entirety. As a result, USD 24,148 thousand was reclassed from liabilities to equity.

Refer to Note 26.1 for further information.

Kreos Loans

On October 14, 2022, the Company completed a drawdown of the Amended Loan with Kreos providing for the EUR equivalent of USD 10 million loans in aggregate, of which the EUR equivalent of USD 7.5 million is a term loan and the EUR equivalent of USD 2.5 million is a convertible loan.

The initial fair value of the Amended Term Loan was calculated using a discounted cash flow methodology.

The initial fair value of the Amended Convertible Loan was calculated as the combined value of the bond component of the loan (the debt to be repaid in normal course) and the conversion option component of the loan based on their expected discounted future cash flows and expected conversion value. The Group used judgment to estimate the applicable discount rate and the probability of conversion versus maturity and made other critical estimates including key inputs to the valuation exercise such as: fair value per Company’s ordinary share at the forward value, conversion price, volatility and the timing of conversion occurrence.

Certain of the inputs into the fair value calculations of the Amended Loan, specifically volatility and discount rate, are classified as level 3 in the fair value hierarchy due to the use of unobservable inputs.

Refer to Note 26.2 for further information.

Net pension liabilities

The retirement benefit obligation is calculated based on various financial and actuarial assumptions. The key assumptions for assessing these obligations are the discount rate, interest credit rate, mortality rate, future salary and pension increases, average retirement age and expected life expectation at regular retirement age. The calculations were performed by external actuaries and the principal assumptions used are summarized in Note 21. As of December 31, 2022, the underfunding amounted to USD 2,110 thousand (2021: USD 3,190 thousand) (2020: USD 3,557 thousand). Using other assumptions for the calculations could have led to different results.

Refer to Note 21 for further information.

Valuation of warrant derivatives

Since the fair values of warrant derivatives recorded in the financial statements cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including a variation of the Black-Scholes option pricing model (Black model). The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Judgements include considerations of inputs such as fair value of the Company’s ordinary shares at the forward value, exercise price, volatility and duration. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments.

Certain of the inputs into the fair value calculations of the warrants, specifically volatility, are classified as level 3 in the fair value hierarchy due to the use of unobservable inputs.

Refer to Note 26.2 for further information.

Share-based payments

The Company offered to certain directors, executive officers, employees and external consultants, providing services similar to those rendered by employees, to participate in one of the three different share-based payment plans. These beneficiaries could choose between grant of (i) options to purchase registered ordinary shares of the Company (“Share Option Plan”), (ii) entitlements to registered ordinary shares of the Company (“Restricted Share Unit Plan” or “RSU Plan”) (together with the Share Option Plan, the “2019 Equity Incentive Plan”), or (iii) purchasing restricted ordinary shares under the 2019 restricted share purchase agreement (“2019 RSPA”) at their nominal value of CHF 0.05 per restricted share. The awards granted under the 2019 Equity Incentive Plan and 2019 RSPA vest according to their vesting schedules and terms specified in the respective agreements.

On August 29, 2020, the Company’s board of directors approved an increase to the options available for grant consisting of 2,820,000 registered ordinary shares of the Company for the First Tranche and 1,060,000 registered ordinary shares of the Company for the Second Tranche. Further, on the same date and on September 24, 2020, the board of directors enacted a revised equity incentive plan (“2020 Equity Incentive Plan”), and the 2020 restricted share purchase agreement (the “2020 RSPA”) in connection with Series A2 financing. Under the 2020 Equity Incentive Plan, share options and RSUs were granted, all of which will be equity-settled, and under the 2020 RSPA restricted ordinary shares were sold at their nominal value of CHF 0.05 per share to certain directors, employees, including executive management, and consultants. These instruments vest over a three to four-year vesting period, subject to other vesting conditions.

On March 31, 2021, the Company’s board of directors introduced a new equity incentive plan (“2021 Equity Incentive Plan) and approved an increase to the options available for grant consisting of 6,760,000 registered ordinary shares of the Company. Under the 2021 Equity Incentive Plan, share options and RSUs were granted, all of which will be equity-settled (unless otherwise determined by the Company), to certain directors, employees, including executive management, and consultants. These instruments vest over a three to four-year vesting period, subject to other vesting conditions.

The 2021 Equity Incentive Plan, 2020 Equity Incentive Plan, the 2020 RSPA, the 2019 Equity Incentive Plan and the 2019 RSPA instruments described above are measured at fair value at their respective grant dates. The Company used two valuation methodologies, which depend on the instrument being valued. For the restricted shares and RSUs, the Company used the share price as the fair value of the underlying equity instrument on the grant date based on the fair value of Company’s ordinary share at the forward value and estimated discount factor. For the share options, the Company used a variation of the Black-Scholes option pricing model (Black model), which takes into consideration the following variables to calculate the fair value of the options: fair value per Company’s ordinary share at the forward value, exercise price, volatility and duration.

The 2021 Equity Incentive Plan was introduced following the Group’s IPO. Therefore, the fair value of the granted instruments was estimated applying the valuation methodologies described above but using the quoted price per share of the Company as an input.

In the second half of 2020, the Company calculated the fair value of the ordinary shares in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation. The Company used a probability-weighted expected return method, or PWERM, which is a scenario-based methodology that estimates the fair value of the Company’s ordinary share based upon an analysis of the Company’s future values, assuming various outcomes. Thus, the ordinary share value is based on the probability-weighted present value of expected future scenario proceeds considering each of the possible outcomes available as well as the rights of each class of shares.

The PWERM analysis was performed for the following scenarios (the probabilities for each scenario vary depending on the grant date): IPO, merger/acquisition (“M&A”), and dissolution. The M&A scenario was further split in four scenarios, depending on the statistical measure for the valuation multiple considered: average, median, maximum and minimum multiple. For all of the scenarios, the enterprise value has been estimated based on the market approach (market multiples). Once the present value of each scenario proceeds for each share class was calculated (considering an appropriate risk-adjusted discount rate), the appropriate discount rate due to lack of marketability was applied. Finally, the probability-weighted ordinary share value was calculated, based on the probability assigned to each scenario. In some cases, the Company determined that there were no significant events occurring between a prior valuation date and a subsequent grant. As such, in these cases the Company used the most recent share price valuation as an input to the determination of share-based payment.

During the first half of 2020, the fair value of the Company’s ordinary shares was determined using the discounted cash flow method, which calculates the fair value of the underlying ordinary share on the grant date based on the discounted future cash flow projections of the Group.

Refer to Note 12 for further information.

Contingent consideration liabilities

On September 30, 2018, the Parent Group acquired 100% of the shares of GlyPharma from a third party, which was subject to contingent consideration depending on whether future milestones would be met. Contingent consideration is a financial liability and is measured at fair value with changes in fair value recognized through profit or loss. The fair value of the contingent consideration liabilities has been assessed based on the contractual milestone payments remaining and the estimated probability of success.

In 2021, the Group recognized revaluation gains of USD 6,870 thousand (2020: losses of USD 12,938 thousand) within research and development expenses to reflect the changes in the fair value of contingent consideration liabilities during the year. With the completion of the IPO in April 2021, the second condition for payment of the contingent consideration was met and consequently, the full amount of USD 20,000 thousand (2020: USD 19,140 thousand) was paid in full in November 2021.

Refer to Note 20 for further information.

Assessment of the Asset Acquisition and Contingent Consideration

Comet acquisition of assets has been assessed applying the optional concentration test described above. Management had to apply judgment in identifying the assets acquired, their relative fair value, the fair value of the contingent consideration included in the transaction taken into account for the purpose of the concentration test, the uncertainty surrounding such contingent consideration and if the “substantially all” criterion has been met, based on the previous elements. Management has assessed the probability of achievement of the milestones attached to the variable payments included in the asset acquisition agreement as low, thus no liability for such variable payments was recognized as of the date of acquisition.

Refer to Note 6 for further information.

Impairment for intangible assets

The Group reviews, at least on annual basis, the recoverable amount of the cash generating units to which all of the intangible assets and goodwill described in Note 15 have been allocated. Such recoverable amount is the higher of the fair value less costs of disposal and the value in use. For the purposes of the determination of the value in use, the Group estimates the present value of the future cash flows expected, which include among other aspects:

•	Estimates and assumptions about the future cash flows that the Group expects to obtain from the cash generating units.

•	Expectations about possible variations in the amount or timing of those future cash flows.

•	The time value of money represented by the current market risk-free rate of interest.

•	The price for bearing the uncertainty inherent in the cash generating units.

•	Other factors, such as illiquidity, that market participants would reflect in pricing the expected future cash flows.

With respect to the other non-financial assets, the Group assesses their recoverable amounts if there are impairment indicators.

Refer to Note 15 for further information.

Uncertain tax positions

The Group records uncertain tax positions on the basis of a two-step process. First, the Group determines whether it is probable that the tax positions will be sustained based on the technical merits of the position. Second, for those tax positions that meet the recognition threshold, the Group recognizes the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty. Significant judgment is required in evaluating whether our tax positions meet this two-step process. The nature of the uncertain tax positions is often very complex and subject to change, and the amounts at issue can be substantial. The Group re-evaluates these uncertain tax positions at least annually based on a number of factors including, but not limited to, changes in facts or circumstances, changes in tax law, and effectively settled issues under audit and new audit activity. Any change in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Refer to Note 11.1 for further information.

5.	Segment information

The Group has only one business segment: biopharmaceuticals. The Group is managed and operated as one business unit, which is reflected in the organizational and internal reporting structure.

The Group currently operates in Switzerland, Canada and the United States. The Group’s non-current assets not classified as a financial asset amounted to USD 26,331 thousand (2021: USD 23,601 thousand) (2020: USD 1,188 thousand), USD 0 thousand (2021: USD 0 thousand) (2020: USD 21,758 thousand) and USD 0 thousand (2021: USD 2,788 thousand) (2020: USD 0 thousand) and are located in Switzerland, Canada and in the United States, respectively.

6.	Acquisitions

On September 9, 2021, the Group acquired 100% of the issued share capital of Comet Therapeutics Inc., a pharmaceutical company based in the United States of America. This transaction has been accounted for as an asset acquisition as the optional concentration test under IFRS 3 has been met.

The purchase consideration was paid in equity and in cash at the acquisition date. Equity consideration represents the number of ordinary shares of the Company rounded down to the nearest whole number, equal to the quotient of USD 1,500 thousand divided by the Company’s weighted average of the closing sale prices for the thirty full consecutive trading days ending on and including the second business day prior to the acquisition (Note 19.1). Cash consideration paid was USD 500 thousand. The Company has measured the group of assets and liabilities acquired based on their fair value at the date of the transaction allocating the purchase consideration of the group of assets and liabilities to the individual identifiable assets and liabilities acquired on the basis of their relative fair value at the date of purchase.

Details of the purchase consideration and the net identifiable assets acquired are as follows:

As of
In thousands of USD	September 9, 2021
Product intangibles: not available for use	2,788
Cash and cash equivalents	266
Other liabilities	(142)
Net identifiable assets	2,912

Total consideration paid for asset acquisitions	As of
In thousands of USD	September 9, 2021
Fair value of common shares issued	1,448
Transaction costs	964
Cash	500
Contingent consideration (Note 20)	—
Total consideration	2,912

Cash flows from asset acquisitions

As of
In thousands of USD	September 9, 2021
Cash consideration paid	1,463
Cash in acquired company	(266)
Total consideration	1,197

Acquisition-related costs of USD 964 thousand that were directly attributable to the acquisition have been capitalized and included as cash consideration paid in the table above.

There were no acquisitions in the years ending as of December 31, 2022 and 2020.

7.	Revenue from contracts with customers

On March 30, 2022, the Group entered into the Agreement with AKP. Under the Agreement, the Group has granted an exclusive license to AKP, with the right to sublicense in multiple tiers, to develop, conduct medical affairs, conduct non-clinical, preclinical and clinical studies and trials, commercialize and exploit products derived from Apraglutide within the territory of Japan. The Group and AKP will form a joint steering committee to handle development and regulatory plans, and AKP’s activities under the agreement will be conducted in partnership with the Group. The Group retains all rights to Apraglutide not granted to AKP.

The Agreement will terminate at the later of: (a) the earlier of: (i) the date on which the product (including, the use, sale, offer for sale, importation, development, manufacturing or commercialization thereof) is no longer covered by any Group patent in Japan, and (ii) the date upon which a generic or biosimilar product is made available for commercial purchase in Japan; and (b) the date on which the last regulatory exclusivity for the product expires in Japan.

Pursuant to the terms of the Agreement, the Group received an upfront payment of JPY 3,000 million (USD 24.61 million at date of agreement) and a payment of JPY 600 million related to development activities (USD 4.92 million at date of agreement).

The Group is further eligible to receive payments of JPY 1,000 million related to development activities (USD 8.20 million at date of agreement) and to receive up to a possible total of JPY 20,000 million (USD 164.06 million at date of agreement) for various milestones as shown below:

•	Development milestones - JPY 1,000 million (USD 8.20 million at date of agreement);

•	Regulatory milestones - JPY 3,000 million (USD 24.61 million at date of agreement); and

•	Commercialization milestones - JPY 16,000 million (USD 131.25 million at date of agreement).

The Group will also receive a cost-plus manufacturing mark-up and tiered royalties of up to a mid-double-digit percentage on product sales continuing through the term of the Agreement.

With respect to the assessment of the Agreement with AKP (Note 2 and 4), management identified three performance obligations under the agreement, (i) the grant of a right to use of Apraglutide intellectual property license in Japan, (ii) to conduct development services, and (iii) to provide manufacturing and supply of Apraglutide products for commercial purposes.

The transaction price for the performance obligations related to the grant of intellectual property license in Japan and conducting development services has been determined to be JPY 23,000 million (USD 188.67 million at date of agreement) and JPY 1,600 million (USD 13.13 million at date of agreement), respectively, of which JPY 4,600 million (USD 37.74 million at date of agreement) are certain or highly probable, representing the upfront payment of JPY 3,000 million (USD 24.61 million at date of agreement) and the payments of JPY 1,600 million related to development activities (USD 13.13 million at date of agreement).

The Group recognized an amount of revenue for the right to use of Apraglutide intellectual property license in Japan of USD 24,609 thousand and for conducting development services of USD 2,732 thousand for the year ended December 31, 2022.

Refer to Note 24 for related contract balances.

8.	Research and development expense

	For the year ended December 31,
In thousands of USD	2022	2021	2020
Employee expenses	15,245	14,374	5,398
Services expenses (i)	35,799	31,793	15,879
Material expenses (i)	16,108	3,776	3,368
Consulting expenses (ii)	6,710	6,921	5,280
Change in contingent consideration liabilities (Note 20)	—	(6,870)	12,938
Depreciation and amortization expenses	91	186	172
Total	73,953	50,180	43,035

(i)	Services expenses (inclusive of legal expenses related to the license and intellectual property ("IP")) and material expenses include services from third parties for clinical and manufacturing activities.
(ii)	Consulting expenses include services of the scientific advisory and consultants who are not directly employed by the Group.

9.	General and administrative expenses

	For the year ended December 31,
In thousands of USD	2022	2021	2020
Employee expenses	18,180	23,569	8,496
Professional services expenses (i)	11,554	9,457	3,907
Employee recruitment expenses	263	811	367
IT maintenance and support expenses	1,523	1,345	822
Capital tax and other non-income tax expenses	267	612	109
Depreciation and amortization expenses	148	117	98
Travel, office and other administrative expenses	1,977	625	427
Total	33,912	36,536	14,226

(i)     Professional services expenses mainly include legal, accounting and other consulting expenses.

10.	Financial income and expense

	For the year ended December 31,
In thousands of USD	2022 Restated*	2021 Restated*	2020
Interest income	618	—	1
Changes in fair value of Kreos Loans (Note 26.2)	58	—	—
Financial income	676	—	1

Interest expense on lease liabilities	(2)	—	(2)
Other interest expenses and bank charges	(156)	(36)	(39)
Interest expense on Convertible Loans (Note 26.1)	—	—	(513)
Changes in fair value of Convertible Loans (Note 26.1)	—	—	(564)
Facility fee expense on Kreos Loans (Note 26.2)	(1,870)	—	—
Interest expense on Kreos Loans (Note 26.2)	(201)	—	—
Changes in fair value of Warrant liability (Note 26.2)	(935)	—	—
Interest and penalties on uncertain tax positions (Note 2.1)	(362)	(3,932)	—
Financial expense	(3,526)	(3,968)	(1,118)

Foreign exchange differences, net	(10,616)	(193)	(1,565)

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

11.	Income taxes

11.1 Income tax recognized through profit or loss

The Group has a presence in different countries and is therefore subject to different income and expense items that are non-taxable and/or are taxed at different rates in those tax jurisdictions, based on the pre-tax income of each subsidiary.

The following table provides a reconciliation between income tax expense recognized for the period and the tax calculated by applying the applicable tax rates on accounting loss. The income tax expense, as restated (Note 2.1), of USD 107 thousand (2021: USD 7,011 thousand) (2020: USD 0 thousand) relates to current income taxes.

	For the year ended December 31,
In thousands of USD	2022 Restated*	2021 Restated*	2020
Loss before income taxes	93,990	90,877	59,943
Income tax benefit calculated at 13.04%	(12,256)	(11,850)	(7,817)
Unrecognized deferred tax assets during the year	12,401	9,025	7,509
Effect of expenses not deductible	—	3,897	308
Effect of income not taxable	(38)	(1,008)	—
Uncertain tax positions	—	6,947	—
Total income tax expense recognized in profit or loss	107	7,011	—

The expected corporate income tax rate of the Group is 13.04% and was determined using the domestic tax rate of the Company, which consists of the Swiss federal and cantonal (Basel-Stadt) statutory tax rates.

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

11.2 Income tax recognized in other comprehensive loss or equity

No income tax was recognized in relation to the items recognized through other comprehensive loss or equity.

The Group has an unrecognized tax benefit amounting to USD 1,848 thousand as of December 31, 2022 (2021: USD 1,668 thousand) (2020: USD 234 thousand) related to transaction costs arising from recent share issuances as well as those incurred in previous periods.

11.3 Deferred tax balances

The balance comprises temporary differences attributable to the following:

	As of December 31,
In thousands of USD	2022	2021	2020
Deferred tax assets:
Tax loss carryforwards	—	7	2,986
Total deferred tax assets	—	7	2,986
Deferred tax liabilities:
Other	—	(7)	(254)
Intangible asset GlyPharma	—	—	(2,732)
Total deferred tax liabilities	—	(7)	(2,986)
Net deferred taxes assets	—	—	—

The Group has not recognized deductible temporary differences and the tax loss carryforward because the criteria for recognition (i.e. the probability of future taxable profits) were not met. The gross value of unused tax losses will expire as follows:

	As of December 31,
In thousands of USD	2022	2021	2020
Within one year	—	—	—
Later than one year and not later than five years	(18,629)	(18,664)	—
More than five years	(215,856)	(120,483)	(40,300)
Unlimited	—	(14,844)	(19,079)
Total	(234,485)	(153,991)	(59,379)

Pre-tax losses were predominantly incurred in Switzerland.

Unrecognized tax-deductible temporary differences amount to USD 9,816 thousand (2021: USD 10,919 thousand) (2020: USD 3,557 thousand) and unrecognized tax-deductible temporary differences related to uncertain tax positions amount to USD 38,383 thousand (2021: USD 38,338 thousand).

12.	Share-based payments

As disclosed in Note 4, the Company offered to certain directors, executive officers, employees, and external consultants, providing services similar to those rendered by employees, to participate in one of the three different share-based payment plans to receive restricted shares, share options, or RSUs.

12.1 Restricted shares ("RSPAs")

The Company granted restricted shares to certain directors, executive officers, employees, and external consultants for services provided to the Group. These beneficiaries received a right to purchase restricted ordinary shares for a purchase price at grant date set at the nominal value of CHF 0.05 (USD 0.05) per share. The cost of equity-settled transactions is the difference between the fair value of the restricted ordinary shares at the grant date and the acquisition price. The restricted shares under the 2019 RSPA generally vest in quarterly increments over a four-year period and restricted shares under the 2020 RSPA generally vest in monthly increments over three-year or four-year period, depending on the terms and conditions of the individual agreements. However, for certain beneficiaries, the restricted shares partially cliff-vest on the first anniversary of the grant date, with the remaining awards vesting in quarterly or monthly installments, as applicable, over a two-year to three-year period thereafter. The cost is expensed over the vesting period.

No restricted shares were granted during 2022 and 2021 (2020: 2,536,600 restricted shares were granted at an average fair value of USD 4.47 per share). Also, during 2022, 95,717 unvested restricted ordinary shares were repurchased by the Company in accordance with the terms of the restricted share purchase agreements at the nominal value of CHF 0.05 (USD 0.05) per share (Note 19.2) (2021: none were repurchased) (2020: none were repurchased).

The total expense of USD 793 thousand was recognized during 2022 (2021: USD 5,311 thousand) (2020: USD 4,495 thousand), with a corresponding credit to equity (accumulated losses).

12.2 Share options ("SOs")

The Company granted share options to certain directors, executive officers, employees, and external consultants for services provided to the Group. Share options have a contractual term of 10 years, with certain exceptions for termination of continuous service, retirement, and disability. The grant date fair value is recognized as expense over the vesting period. Share options granted under the 2019 Equity Incentive Plan generally vest in quarterly increments over a four-year period and share options granted under the 2021 and 2020 Equity Incentive Plan generally vest in monthly installments over a three or four-year period. However, for certain beneficiaries, the share options either: 1) partially cliff-vest on the first anniversary of the grant date, with the remaining awards vesting in quarterly or monthly installments, as applicable, over a two to three-year period thereafter; or 2) vest within a year from the grant date.

In December 2019, the Company began conversations with several employees as to whether they would be interested in changing their awards from share options to restricted ordinary shares. In January 2020, four employees decided to exchange their share options for restricted ordinary shares, which vest according to the same vesting schedule as included in the relevant share option agreement. All of the underlying share options totaling 431,000 were replaced with restricted ordinary shares. The fair value of the modified instruments was slightly lower than the fair value of the original instruments, both estimated as of the modification date. Therefore, the Company continued to measure the services received based on the grant date fair value of the original instruments.

The assessed fair value at grant date of share options granted is determined using an adjusted form of the Black-Scholes model that takes into account the exercise price and expected price volatility of the underlying share. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the share option is indicative of future trends, which may not necessarily be the actual outcome. The following tables list the inputs to the model used for the three plans for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, respectively. The weighted-average assumptions used in estimating the fair value of share options with service conditions granted in 2022, 2021 and 2020 were as follows:

	For the year ended December 31,
	2022	2021	2020
Fair value per share	5.08	11.78	4.80
Exercise price	6.96	4.90	0.05
Volatility	66.77%	65.53%	59.74%
Duration	10 years	10 years	10 years

A summary of share options activity is presented below.

	2022
	Weighted-Average exercise price (USD) per share option	Number of options
Options as of January 1, 2022	3.32	3,847,800
Granted during the year	6.96	4,092,900
Exercised during the year	4.84	(40,204)
Forfeited during the year	5.37	(207,738)
Expired during the year	5.61	(15,171)
Outstanding as of December 31, 2022	5.30	7,677,587
Vested as of December 31, 2022	3.49	2,006,333
Exercisable as of December 31, 2022	3.49	2,006,333

	2021
	Weighted-Average exercise price (USD) per share option	Number of options
Options as of January 1, 2021	0.05	1,252,900
Granted during the year	4.90	2,598,400
Expired during the year	0.05	(3,500)
Outstanding as of December 31, 2021	3.32	3,847,800
Vested as of December 31, 2021	3.31	489,715
Exercisable as of December 31, 2021	3.31	489,715

	2020
	Weighted-Average exercise price (USD) per share option	Number of options
Options as of January 1, 2020	0.05	501,000
Granted during the year	0.05	1,193,400
Replaced with restricted ordinary shares during the year	0.05	(431,000)
Forfeited during the year	0.05	(10,500)
Outstanding as of December 31, 2020	0.05	1,252,900
Vested as of December 31, 2020	0.05	29,250
Exercisable as of December 31, 2020	0.05	29,250

Share options outstanding at the end of the respective periods have the following expiry dates and exercise prices:

Grant date	Expiry date	Exercise price (USD)	Share options at December 31, 2022
August 31, 2019	August 31, 2029	0.05	46,000
October 1, 2019	October 1, 2029	0.05	10,000
February 29, 2020	February 29, 2030	0.05	6,000
September 30, 2020	September 30, 2030	0.05	1,187,400
January 31, 2021	January 31, 2031	0.05	5,000
February 28, 2021	February 28, 2031	0.05	40,000
March 31, 2021	March 31, 2031	0.05	60,000
April 30, 2021	April 30, 2031	4.80	1,677,307
May 31, 2021	May 31, 2031	4.80	428,600
June 30, 2021	June 30, 2031	11.66	40,000
September 30, 2021	September 30, 2031	7.73	160,000
September 30, 2021	September 30, 2031	4.80	40,000
December 31, 2021	December 31, 2031	4.91	40,000
January 31, 2022	January 31, 2032	4.83	130,000
February 28, 2022	February 28, 2032	5.65	1,587,680
March 31, 2022	March 31, 2032	4.71	15,000
April 30, 2022	April 30, 2032	4.50	110,000
May 31, 2022	May 31, 2032	5.84	10,000
June 30, 2022	June 30, 2032	5.40	146,600
July 31, 2022	July 31, 2032	5.68	3,000
August 31, 2022	August 31, 2032	5.37	33,000
September 30, 2022	September 30, 2032	6.00	28,000
October 31, 2022	October 31, 2032	8.64	15,000
November 30, 2022	November 30, 2032	8.26	17,000
December 31, 2022	December 31, 2032	8.67	1,842,000
Total			7,677,587
Weighted average fair value of options granted during the year (in USD)			5.08
Weighted average remaining contractual life of options outstanding at end of period (in years)			8.89

Grant date	Expiry date	Exercise price (USD)	Share options at December 31, 2021
August 31, 2019	August 31, 2029	0.05	46,000
October 1, 2019	October 1, 2029	0.05	10,000
February 29, 2020	February 29, 2030	0.05	6,000
September 30, 2020	September 30, 2030	0.05	1,187,400
January 31, 2021	January 31, 2031	0.05	5,000
February 28, 2021	February 28, 2031	0.05	40,000
March 31, 2021	March 31, 2031	0.05	60,000
April 30, 2021	April 30, 2031	4.80	1,784,800
May 31, 2021	May 31, 2031	4.80	428,600
June 30, 2021	June 30, 2031	11.66	40,000
September 30, 2021	September 30, 2031	7.73	160,000
September 30, 2021	September 30, 2031	4.80	40,000
December 31, 2021	December 31, 2031	4.91	40,000
Total			3,847,800
Weighted average fair value of options granted during the year (in USD)			11.78
Weighted average remaining contractual life of options outstanding at end of period (in years)			9.17

Grant date	Expiry date	Exercise price (USD)	Share options at December 31, 2020
August 31, 2019	August 31, 2029	0.05	49,500
October 1, 2019	October 1, 2029	0.05	10,000
February 29, 2020	February 29, 2030	0.05	6,000
September 30, 2020	September 30, 2030	0.05	1,187,400
Total			1,252,900
Weighted average fair value of options granted during the year (in USD)			4.29
Weighted average remaining contractual life of options outstanding at end of period (in years)			9.74

The share options allow for a net settlement under which the Company may withhold shares in order to settle the option holder’s tax obligations.

During 2022, the Group net-settled 40,204 share options by withholding the number of shares with a fair value equal to the monetary value of the employee’s tax obligation and only issuing the remaining shares on the exercise date. During 2022, 8,989 share options with the fair value of USD 77 thousand were withheld and paid to the taxation authority. No share options were exercised in 2021 and 2020.

The total expense of USD 13,980 thousand for the share options was recognized during 2022 (2021: USD 16,347 thousand) (2020: USD 823 thousand), with a corresponding credit to equity (accumulated losses).

12.3 Restricted share units ("RSUs")

The Company granted RSUs to certain directors, executive officers, employees, and external consultants for services provided to the Group, which are subject to vesting conditions and expiry clauses. RSUs granted have a service vesting condition, which is subject to the occurrence of a liquidity event for vesting to occur. Such liquidity event has been fulfilled as of April 9, 2021 and, as such the corresponding number of restricted share units have been granted according to the vesting schedules. The RSUs vest in quarterly increments over a three or four-year period. The RSUs expire on the tenth anniversary of the grant date (or where the service condition is not satisfied on the date of termination of service). RSUs grant the beneficiary the right to automatically receive one registered ordinary share of the Company upon fulfillment of the vesting conditions. The grant-date fair value is recognized as expense over the vesting period.

A summary of restricted shares unit activity is presented below.

	2022
	Restricted share units	Weighted- average grant date fair value
RSUs as of January 1, 2022	548,969	11.86
Granted during the year	—	—
Vested during the year	(222,400)	11.61
Forfeited during the year	(30,000)	15.55
RSUs as of December 31, 2022	296,569	11.50

	2021
	Restricted share units	Weighted- average grant date fair value
RSUs as of January 1, 2021	234,500	4.60
Granted during the year	486,000	15.00
Vested during the year	(115,531)	8.54
Forfeited during the year	(56,000)	15.55
RSUs as of December 31, 2021	548,969	11.86

	2020
	Restricted share units	Weighted- average grant date fair value
RSUs as of January 1, 2020	74,000	5.70
Granted during the year	210,000	4.50
Vested during the year	—	—
Forfeited during the year	(49,500)	5.70
RSUs as of December 31, 2020	234,500	4.60

The RSUs include a net settlement feature under which the Company withholds shares in order to settle the employee’s s tax obligations.

During 2022, the Group net-settled 253,907 RSUs by withholding the number of shares with a fair value equal to the monetary value of the employee’s tax obligation and only issued the remaining shares on completion of the vesting period. During 2022, 69,427 RSUs with the fair value of USD 412 thousand were withheld and paid to the taxation authority (2021: 59,901 RSUs with the fair value of USD 145 thousand were withheld and paid to the taxation authority) (2020: no RSUs were net-settled).

The total expense of USD 1,995 thousand for the RSUs was recognized during 2022 (2021: USD 3,238 thousand) (2020: USD 127 thousand), with a corresponding credit to equity (accumulated losses).

13.	Loss per share

The following summarizes basic and diluted loss per share for the period:

	For the year ended December 31,
In thousands of USD, except share data	2022 Restated*	2021 Restated*	2020
Net loss attributable to ordinary shareholders	(94,097)	(97,888)	(59,943)
Weighted average number of ordinary shares issued and outstanding	44,126,733	26,957,258	9,599,704
Basic and diluted loss per share (in USD)	(2.13)	(3.63)	(6.24)

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

For the years ended December 31, 2022, 2021 and 2020, basic loss per share was calculated based on the weighted average number of ordinary shares issued and outstanding. Non-vested shares granted in connection with the share-based payments (Note 12) are excluded. Such shares are included in the weighted average number of ordinary shares as entitlement to them vests (conditional on continued employment and in the case of the RSUs, the occurrence of a liquidity event like the Company's IPO in 2021). As of December 31, 2022, the Group had 474,223 granted but not vested ordinary shares granted in connection with share-based payments (2021: 1,338,916 granted but not vested ordinary shares) (2020: 2,497,778 granted but not vested ordinary shares). As of December 31, 2022, the Group does not have RSUs not issued but vested in connection with share-based payments (2021: 31,484 RSUs not issued but vested) (2020: none), these RSUs have been included in the determination of basic and diluted loss per share.

Contingently issuable shares per terms of the anti-dilution protection granted to the Company's issued warrants, were not evaluated for their dilutive effect, as the conditions for their conversion were not met as of December 31, 2022, and thus, were not included in diluted earnings per share.

As the Group did not generate any profits for the years ended December 31, 2022, 2021 and 2020 the effect of non-vested shares (Note 12.1), non-vested share options (Note 12.2), non-vested RSUs (Note 12.3), Amended Convertible Loan with Kreos, and warrants (Note 26.2) is anti-dilutive.

14.	Property, plant and equipment

In thousands of USD	Office Equipment	IT Equipment	Total
COST
Balance as of January 1, 2020	79	175	254
Additions	27	66	93
Retirements	—	(38)	(38)
Foreign exchange difference	8	17	25
Balance as of December 31, 2020	114	220	334
Additions	—	57	57
Retirements	—	—	—
Foreign exchange difference	(4)	(8)	(12)
Balance as of December 31, 2021	110	269	379
Additions	—	74	74
Retirements	—	—	—
Foreign exchange difference	—	3	3
Balance as of December 31, 2022	110	346	456

ACCUMULATED DEPRECIATION
Balance as of January 1, 2020	16	46	62
Retirements	—	(38)	(38)
Depreciation expense	32	92	124
Foreign exchange difference	3	10	13
Balance as of December 31, 2020	51	110	161
Retirements	—	0	0
Depreciation expense	42	127	169
Foreign exchange difference	(1)	(1)	(2)
Balance as of December 31, 2021	92	236	328
Retirements	—	—	—
Depreciation expense	11	97	108
Foreign exchange difference	—	1	1
Balance as of December 31, 2022	103	334	437

CARRYING AMOUNT
as of January 1, 2020	63	129	192
as of December 31, 2020	63	110	173
as of December 31, 2021	18	33	51
as of December 31, 2022	7	12	19

15.	Goodwill and intangible assets

		Intangible assets
In thousands of USD	Goodwill	Apraglutide	Comet platform	Total
COST
Balance as of January 1, 2020	883	21,329	—	22,212
Additions	18	429	—	447
Retirements	—	—	—	—
Foreign exchange difference	0	—	—	—
Balance as of December 31, 2020	901	21,758	0	22,659
Additions	—	—	2,788	2,788
Retirements	—	—	—	—
Foreign exchange difference	24	576	—	600
Balance as of December 31, 2021	925	22,334	2,788	26,047
Additions	—	—	—	—
Retirements	—	—	—	—
Foreign exchange difference	(2)	(34)	142	106
Balance as of December 31, 2022	923	22,300	2,930	26,153

As of December 31, 2022, the Group had intangible assets of USD 25,230 thousand (2021: USD 25,122 thousand) (2020: USD 21,758 thousand).

Intangible asset of USD 22,300 thousand relates to the acquisition value of the product in development “Apraglutide” that was acquired during the GlyPharma business combination in September 2018. The difference between the fair values of the asset acquired and liabilities assumed, and the purchase price comprises the value of expected synergies arising from the acquisition, which were recorded as goodwill.

Intangible asset (in process research and development) of USD 2,930 thousand relates to the acquisition of Comet Therapeutics Inc. in September 2021 which qualified as an asset acquisition (Note 6).

The intangible assets have not been amortized because they were not yet available for use and were, therefore, subject to an annual impairment test. Management has implemented an annual procedure to identify potential impairment of the intangible assets acquired and goodwill allocated to its CGUs, represented by the Apraglutide unit and by Comet. The recoverable amounts of the two CGUs were determined based on the value-in-use, which requires the use of assumptions and estimates.

As of December 31, 2022, the recoverable amount of the Apraglutide CGU, was calculated using cash flow projections based on the business plan approved by management for a 15-year period, because the first year of sales was estimated to be 2026 (in both the USA and EU), and the intangible asset has a finite useful life limited by the exclusivity provided by the patent (IP or Orphan Drug protection). Management determined that specific hypotheses must be made to each period in the model depending on the date of product commercialization and the timeline for the exclusivity period by geographical region. The information below sets out the key assumptions (and growth rate ranges, if applicable) used for the cash flow projections to estimate the value in use. Management’s approach to determining the values assigned to each assumption is based on internal proprietary data and/or market data, where available.

•	Penetration rates (over 70% from the peak sales onwards) (2021: over 70%) (2020: over 70%)

•	Market share (50%-55% from the peak sales onwards) (2021: 40%-50%) (2020: 40%-50%)

•	Price of the product (CAGR of 1.9% to 3% depending on the region) (2021: 1.8% to 3%) (2020: 1.7% to 3%)

•	Probability of success (59.8% for Apraglutide and 28.4% for aGvHD) (2021: 56% for Apraglutide and 20% for aGvHD) (2020: 55,9% for Apraglutide)

•	License expiration date by market (year 2034 in the USA and year 2037 in the EU) (2021: 2034 and 2037, respectively) (2020: 2033 and 2037-2038, respectively)

•	Discount rate (15.3%) estimated based on considering cost of equity and debt (2021: 16.4%) (2020:16%).

As of December 31, 2022, the recoverable amount of the Apraglutide CGU exceeded the carrying value. The Group has determined that material changes in the key assumptions above would not cause the CGU’s carrying value to exceed its recoverable amount.

As of December 31, 2022, the recoverable amount of the Comet platform, the Group’s second CGU, was calculated using cash flow projections based on a business plan approved by management for a 17-year period because the first year of sales was estimated to be 2029 and the intangible asset has a finite useful life limited by the exclusivity provided by the patent. The significant assumptions used to estimate the value of the intangible assets included discount rates and certain other assumptions that form the basis of the forecasted results. These significant assumptions are forward-looking and could be affected by future economic and market conditions. The information below sets out the key assumptions used for the cash flow projections to estimate fair value. Management’s approach to determining the values assigned to each assumption is based on internal proprietary data and/or market data, where available.

•	Penetration rates (over 25% from the peak sales onwards) (2021: over 25%)

•	Price of the product (CAGR of 2%) (2021: 2%)

•	Probability of success (12%) (2021: 6.2%)

•	Loss of exclusivity date (year 2039) (2021: 2037)

•	Discount rate (26.3%) estimated based on considering cost of equity and debt (2021: 28.7%)

As of December 31, 2022, the recoverable amount of the Comet CGU exceeded the carrying value. The Group has determined that material changes in the key assumptions above would not cause the CGU’s carrying value to exceed its recoverable amount.

16.	Other current receivables

	As of December 31,
In thousands of USD	2022	2021	2020
VAT receivables	1,056	771	943
Withholding receivables	226	—	—
Receivables from employees	—	—	20
Other receivables	148	6	—
Total	1,430	777	963

17.	Other current assets

	As of December 31,
In thousands of USD	2022	2021	2020
Prepaid expenses	3,357	6,593	5,910
Deferred offering costs	—	—	503
Current financial assets (i)	4	4	4
Total	3,361	6,597	6,417

(i)            Refer to Note 27.

18.	Cash and cash equivalents

	As of December 31,
In thousands of USD	2022	2021	2020
Bank deposits in USD	219,385	100,315	39,014
Bank deposits in EUR	494	1,474	169
Bank deposits in CHF	1,161	188	791
Bank deposits in CAD	244	730	198
Bank deposits in JPY	132	—	—
Total	221,416	102,707	40,172

19.	Share capital

	2022
	Number of issued shares	Nominal value of shares
	Ordinary shares	(in thousands of USD)
Balance as of January 1, 2022	36,635,713	1,935
Issuance of ordinary shares	30,756,077	1,564
Balance as of December 31, 2022	67,391,790	3,499

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	2021
	Number of issued shares		Nominal value of shares
	Ordinary shares	Preferred shares	(in thousands of USD)
Balance as of January 1, 2021	13,042,080	13,753,612	1,408
Issuance of ordinary shares	23,593,633	(13,753,612)	527
Balance as of December 31, 2021	36,635,713	—	1,935

	2020
	Number of issued shares		Nominal value of shares
	Ordinary shares	Preferred shares	(in thousands of USD)
Balance as of January 1, 2020	9,785,080	—	492
Issuance of ordinary shares	3,257,000	—	175
Issuance of preferred shares	—	13,753,612	741
Balance as of December 31, 2020	13,042,080	13,753,612	1,408

19.1 Issued share capital

As of December 31, 2022, the issued share capital amounted to CHF 3,369,589.50 (USD 3,499 thousand) (2021: CHF 1,831,785.65 (USD 1,935 thousand)) (2020: CHF 1,339,785 (USD: 1,408 thousand)), consisting of 62,739,265 issued and outstanding ordinary shares with a nominal value of CHF 0.05 (USD 0.05) per share (2021: 35,973,339 issued and outstanding ordinary shares) (2020: 12,319,805 issued and outstanding ordinary shares and 13,753,612 issued and outstanding Series A preferred shares) and 4,652,525 ordinary shares held in treasury (2021: 662,374 ordinary shares) (2020: 722,275 ordinary shares) (Note 19.2). Except for the treasury shares, all of these shares have the same voting rights.

As of December 31, 2020, there were two classes of shares – ordinary shares and Series A preferred shares, consisting of Series A1 preferred shares and Series A2 preferred shares depending on the issue price paid. These Series A preferred shares carried non-cumulative preferred dividend rights in the amount of 6% of the issue price paid per Series A preferred share per annum, if the Company resolved on paying a dividend, as well as liquidation preference (i.e. preferred rights with respect to liquidation proceeds) in an amount equal to the greater of (i) the issue price paid per Series A preferred share, or (ii) such amounts as would have been payable had all Series A preferred shares been converted into ordinary shares in the event of a liquidation, dissolution, winding up or sale of the Company. The difference between ordinary shares and Series A preferred shares was that ordinary shares have no such preferred rights.

In April 2021, the Series A preferred shares had been mandatorily converted into ordinary shares upon the Group completion of the IPO and as such, there are no longer two classes of shares.

On August 31, 2020, the Company entered into an investment agreement (“Investment Agreement”) with certain existing investors and a new investor, pursuant to which the Company agreed to issue to the investors Series A2 preferred shares in exchange for an aggregate amount of up to USD 100 million, divided into two equal tranches of USD 50 million for the first tranche (“First Tranche”) and USD 50 million for the second tranche (“Second Tranche”), in its Series A2 financing.

As part of the Investment Agreement, the investors agreed to subscribe for a total of 7,124,790 Series A2 preferred shares for each tranche at the A2 subscription price of USD 5.755 (rounded) per Series A2 preferred share. Further, the Company and the investors agreed that the Company may allocate and issue up to 1,563,977 Series A2 preferred shares for each tranche to one or several new third-party investor(s) at the same A2 subscription price per A2 preferred share.

F-42

On September 25, 2020, the Company, the initial investors and certain new investors entered into an amendment to the Investment Agreement (“Amendment No. 1 to the Investment Agreement”) pursuant to which the Company and the investors agreed to increase the aggregate investment amount of the Series A2 financing from USD 100 million up to USD 110 million, divided into two equal tranches (USD 55 million for the First Tranche and USD 55 million for the Second Tranche). The investment increase resulted in the investors agreeing to subscribe for a total of 9,557,646 (instead of 7,124,790) Series A2 preferred shares for each tranche and the Company and the investors agreeing that the Company may allocate and issue up to 2,432,856 (instead of 1,563,977) Series A2 preferred shares for each tranche (for the First Tranche, the “Subsequent First Tranche”) to one or several new third-party investor(s) at the original A2 subscription price per Series A2 preferred share, which were allocated to the new investors.

During 2020, the issued share capital increased as follows:

On February 12, 2020, the Company issued 437,000 restricted ordinary shares with a nominal value of CHF 0.05 (USD 0.05) per share, resulting in an increase of the nominal share capital of CHF 21,850 (USD 23 thousand).

On September 21, 2020, the Convertible loans were mandatorily converted into an aggregate of 4,195,966 Series A1 preferred shares with a nominal value of CHF 0.05 (USD 0.05) per share at a conversion price of USD 4.891 (rounded) per share as a result of the Series A2 financing, resulting in an increase of the nominal share capital of CHF 209,798 (USD 228 thousand).

On the same date, the Company issued a total of 7,124,790 Series A2 preferred shares with a nominal value of CHF 0.05 (USD 0.05) per share at a subscription price of USD 5.755 (rounded) to investors in the context of the Series A2 financing, resulting in an increase of the nominal share capital of CHF 356,240 and a total cash inflow of USD 41 million. Then on October 19, 2020, the Company issued additional 2,432,856 Series A2 preferred shares with a nominal value of CHF 0.05 (USD 0.05) per share at the same subscription price of USD 5.755 (rounded) per share to new investors in connection with the Subsequent First Tranche that resulted in an additional increase of the nominal share capital of CHF 121,643 and a total cash inflow of USD 14 million.

In the aggregate, the Company issued 9,557,646 Series A2 preferred shares with a nominal value of CHF 0.05 (USD 0.05) per share to investors under the Investment Agreement and the Amendment No. 1 to the Investment Agreement, resulting in an increase of the Company's nominal share capital of CHF 477,882 (USD 513 thousand) and a total cash inflow of USD 55 million.

On September 21, 2020, the Company also issued 2,820,000 ordinary shares with a nominal value of CHF 0.05 (USD 0.05) per share for purposes of employee participation under the 2020 Equity Incentive Plan and the 2020 RSPA, resulting in an initial increase of nominal share capital of CHF 141,000 (USD 152 thousand).

Out of these shares, 722,275 ordinary shares were held in treasury as of December 31, 2020, which resulted in the increase of the outstanding share capital of CHF 104,886 (USD 114 thousand).

During 2021, the issued share capital increased as follows:

On April 1, 2021, the Company entered into a simple agreement for future equity, or SAFE, with Versant Vantage I, L.P. (“Versant”), an existing shareholder who committed to invest USD 7,500,000 in the Second Tranche. On April 9, 2021, the Company issued 441,176 shares with a nominal value of CHF 0.05 (USD 0.05) per share for the purpose of the simple agreement for future equity, resulting in an increase of nominal share capital of CHF 22,059 (USD 24 thousand), and capital reserves increase of CHF 6,976 thousand (USD 7,476 thousand).

F-43

On April 9, 2021, the Company became publicly traded in The Nasdaq Global Market. Upon the IPO, 13,753,612 Series A1 and A2 preferred shares converted into ordinary shares and additional ordinary shares amounting to 8,625,000 were issued, resulting in an increase of nominal share capital of CHF 431,250 (USD 463 thousand), and capital reserves increase of CHF 136,420 thousand (USD 146,162 thousand).

On September 9, 2021, the Company issued 185,608 ordinary shares with a nominal value of CHF 0.05 (USD 0.05) per share for purposes of the Comet acquisition, resulting in an increase of nominal share capital of CHF 9,280 (USD 10 thousand), which resulted in a capital reserves increase of CHF 1,369 thousand (USD 1,438 thousand).

On November 26, 2021, the Company issued 588,237 ordinary shares with a nominal value of CHF 0.05 (USD 0.05) per share for purposes of the settlement of the third milestone payment disclosed in Note 20, resulting in an increase of nominal share capital of CHF 29,412 (USD 31 thousand), which resulted in a capital reserves increase of CHF 9,398 thousand (USD 9,969 thousand).

During 2022, the issued share capital increased as follows:

On May 6, 2022, the Company issued 3,053,008 ordinary shares with a nominal value of CHF 0.05 per share from authorized share capital to be held in treasury for purposes of one or several placements with investors or acquisitions, resulting in an increase of nominal share capital of CHF 152,650.4 (USD 156 thousand)

On June 17, 2022, the Company issued from authorized share capital and sold 5,715,000 ordinary shares with a nominal value of CHF 0.05 per share to the underwriters, resulting in an increase of nominal share capital of CHF 285,750 (USD 294 thousand), which resulted in a capital reserves increase of CHF 28,882 thousand (USD 29,710 thousand). On June 23, 2022, the Company issued from authorized share capital and sold additional 752,688 ordinary shares with a nominal value of CHF 0.05 per share to the underwriters pursuant to the partial exercise of the underwriters’ previously granted option to purchase additional ordinary shares, resulting in an increase of nominal share capital of CHF 37,634.4 (USD 39 thousand), which resulted in a capital reserves increase of CHF 3,748 thousand (USD 3,912 thousand).

Also, during June 2022, Forbion purchased an aggregate of 3,478,260 ordinary shares with a nominal value of CHF 0.05 per share at a price of USD 5.75 per share, in a private placement. The 3,478,260 ordinary shares consisted of 425,252 ordinary shares issued from authorized share capital on June 23, 2022 and 3,053,008 treasury shares sold to Forbion on June 27, 2022, resulting in an increase of nominal share capital of CHF 22,262.6 (USD 22 thousand), which resulted in a capital reserves increase of CHF 18,956 thousand (USD 19,822 thousand).

On June 30, 2022, the board of directors of the Company resolved to issue 4,110,129 ordinary shares with a nominal value of CHF 0.05 per share from authorized share capital to be held in treasury for purposes of one or several placements with investors or acquisitions, resulting in an increase of nominal share capital of CHF 205,506.45 (USD 215 thousand). The capital increase was entered in the commercial register on July 4, 2022.

On October 17, 2022, the Company issued from authorized share capital and sold 16,700,000 ordinary shares with a nominal value of CHF 0.05 per share to the underwriters, resulting in an increase of nominal share capital of CHF 835,000 (USD 838 thousand), which resulted in a capital reserves increase of CHF 123,988 thousand (USD 124,412 thousand).

As a result of these transactions, the Company has incurred transaction costs amounting to a total of USD 13,692 thousand as of December 31, 2022 (2021: USD 13,136 thousand) (2020: USD 1,333 thousand). The transaction costs arising from recent share issuances as well as those incurred in previous periods have been accounted for as a reduction of equity, net of any related income tax benefit.

F-44

19.2 Treasury shares

Treasury shares are shares of the Company that are held by the Group mainly for the purpose of issuing shares under the Group’s equity-settled share-based payment plans for its employees and placements with investors or acquisitions.

	Number of shares	Nominal value (in thousands of USD)
Balance as of January 1, 2020	(1,875)	—
Employee share-based payment issue	1,875	—
Shares issued but not granted	(722,275)	(38)
Balance as of December 31, 2020	(722,275)	(38)
Shares allocated for RSUs net settlement (Note 12.3)	59,901	3
Balance as of December 31, 2021	(662,374)	(35)
Restricted ordinary shares repurchased (Note 12.1)	(95,717)	(5)
Shares allocated for SOs exercise (Note 12.2)	40,204	6
Shares withheld for SOs exercise (Note 12.2)	(8,989)	(77)
Shares allocated for RSUs settlement (Note 12.3)	253,907	78
Shares withheld for RSUs settlement (Note 12.3)	(69,427)	(557)
Shares issued	(4,110,129)	(215)
Balance as of December 31, 2022	(4,652,525)	(805)

19.3 Authorized share capital

Under the Swiss Code of Obligations, the shareholders may empower the board of directors, by a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal amount of the shares represented, to issue shares up to a specific aggregate nominal amount, which may not exceed a maximum of 50% of the share capital, in the form of a capital range to be utilized by the board of directors within a period determined by the shareholders but not exceeding five years from the date of the shareholder approval.

As of December 31, 2022, the authorized share capital amounted to CHF 157,218 (USD 170 thousand) (2021: CHF 793,700 (USD 733 thousand)) (2020: CHF 669,892 (USD 752 thousand)), consisting of 3,144,360 ordinary shares (2021: 15,874,000 ordinary shares) (2020: 1,060,000 ordinary shares and 12,337,835 preferred shares), with a nominal value of CHF 0.05 (USD 0.05) per share.

19.4 Conditional share capital

Furthermore, under Swiss law, the general meeting of shareholders may resolve a conditional capital increase by stipulating in the articles of association that creditors of bonds and similar debt instruments issued by the Company or its group companies and employees will be granted rights to subscribe to new shares (conversion or option rights). The share capital automatically increases whenever and to the extent that such conversion or option rights are exercised, and the contribution obligations are discharged by set-off or payment.

As of December 31, 2022, the conditional share capital amounted to CHF 992 thousand (USD 1,073 thousand) (2021: CHF 832 thousand (USD 973 thousand)) (2020: CHF 367 thousand (USD 412 thousand)), consisting of 19,844,360 ordinary shares (2021: 16,647,845 ordinary shares) (2020: 7,339,112 ordinary shares) with a nominal value of CHF 0.05 (USD 0.05) per share.

F-45

20.	Contingent consideration liabilities

Contingent consideration liabilities relate to the contingent milestone payments in relation to the acquisition of GlyPharma in September 2018 by the Parent Group. Each of the three milestone payments was probability weighted for valuation purposes based upon the probability of success. The milestone payments were discounted to present value using a discount rate of 6% per annum. The conditions for payment of the first two milestone payments were met prior to the Spin-Off.

On November 25, 2021, an agreement was reached between the Group and GlyPharma shareholders, so that the third milestone amounting to USD 20,000 thousand would be paid USD 10,000 thousand in cash and USD 10,000 thousand would be paid in the form of additional milestone shares (by way of set-off) at a price per share equal to USD 17.00, which was the opening trading price of the IPO. The difference between the price per share and the fair value of the additional milestone shares at the date of the agreement was recognized in the consolidated income statement within research and development expenses for an amount of USD 7,730 thousand.

As of December 31, 2021, contingent consideration liabilities had been paid in full (2020: USD 19,140 thousand). Related to the final milestone payment the probability of occurrence was 100% as of December 31, 2020.

In thousands of USD	2021
Beginning contingent consideration liabilities as of January 1	19,140
Payment by the Parent Group on behalf of the Apraglutide Business	—
Changes in fair value during the period	(6,870)
Foreign exchange impact	—
Cash payment	(10,000)
Payment in shares	(2,270)
Ending contingent consideration liabilities as of December 31	—

The key assumption in calculating the fair value of the contingent consideration liabilities was the probability of occurrence of the remaining milestone payment. As of December 31, 2020, the probability of occurrence of the remaining milestone payment was assessed to be 100%.

21.	Defined benefit plans

The Group operates defined benefit pension plans in Switzerland and Belgium under broadly similar regulatory frameworks. All the plans are pension plans, which provide benefits to members in the form of a guaranteed minimum level of pension payable for life. The level of benefits provided depends on members’ length of service and their salary throughout the period.

Background on the Group Swiss Pension Plan

Per Swiss law, Swiss pension plans are required to be administered by a separate pension fund that is legally separated from the entity. The law prescribes certain minimum benefits to be provided to the beneficiaries.

The pension plan of the employees of the Swiss subsidiary, VectivBio AG, is carried out by a collective fund with VZ LPP Collective Foundation. Under the Group Swiss Pension Plan, the employees are entitled to retirement benefits and risk insurance for death and disability. The board of the pension fund is composed of an equal number of representatives from both employers and employees.

In accordance with IAS 19, the above-mentioned pension plan is classified as defined benefit plan. The pension plan is described in detail in the corresponding statutes and regulations. The contributions of employers and employees in general are defined in percentages of the insured salary. The retirement pension is calculated based on the old-age credit balance on retirement multiplied by the fixed conversion rate. The employee has the option to withdraw the capital on demand. The death and disability pensions are defined as percentage of the insured salary. The assets are invested directly with the corresponding pension funds.

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The pension fund can change their financing system, such as contributions and future payments, at any time. Also, when there is a deficit which cannot be eliminated through other measures, the pension fund can oblige the entity to pay a restructuring contribution. All affiliated companies to the VZ LPP Collective Foundation are partially reinsured for risk of disability and death. However, the pension fund could cancel the contract and VectivBio AG would have to join another pension fund.

Background on the Group Belgian Pension Plan

In Belgium, a minimum investment return has to be guaranteed on employer contributions. Belgian social legislation prescribes a minimum return to be guaranteed by the employer on the contributions paid (annual rate of 1.75% as from 1/1/2016). Therefore, there is a possibility that additional payments would be requested by the employer to make good of a potential deficit. Under IAS 19, these kinds of plans are therefore considered as Defined Benefit plans.

For both plans, no curtailment or settlement occurred during the years ended December 31, 2022, December 31, 2021 and December 31, 2020.

The most recent actuarial valuations of plan assets and the present value of the defined benefit obligation were carried out as of December 31, 2022, by an independent third party. The present value of the defined benefit obligation, and the related current service cost and past service cost, were measured using the Projected Unit Credit method.

The amounts recognized through profit or loss as employee benefits expense either within research and development expenses or within general and administrative expenses, depending on their function with respect to the defined benefit plans, are as follows:

	For the year ended December 31,
In thousands of USD	2022	2021	2020
Current service cost	1,367	893	808
Interest cost	44	17	19
Expected return on plan assets	(35)	(12)	(13)
Administration costs	4	4	3
Expense recognized in profit or loss	1,380	902	817

The amounts recognized in OCI with respect to the defined benefit plans are as follows:

	For the year ended December 31,
In thousands of USD	2022	2021	2020
Remeasurement (gain)/loss on defined benefit obligation
Actuarial (gains)/losses arising from plan experience	1,063	1,082	554
Actuarial (gains)/losses arising from demographic assumption	—	(650)	—
Actuarial (gains)/losses arising from financial assumptions	(4,272)	(376)	301
Return on plan assets excl. interest income	1,770	(513)	3
Expense recognized in other comprehensive income	(1,439)	(457)	858

The amount included in the consolidated statements of financial position arising from the Group’s obligation in respect to its defined benefit plan is as follows:

	As of December 31,
In thousands of USD	2022	2021	2020
Present value of defined benefit obligation	16,215	14,766	11,848
Fair value of plan assets	(14,105)	(11,576)	(8,291)
Net liability arising from defined benefit obligation	2,110	3,190	3,557

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Movements in the present value of the defined benefit obligation in the reporting period were as follows:

In thousands of USD	2022	2021	2020
Beginning defined benefit obligation as of January 1	14,766	11,848	5,841
Current service cost	1,307	893	808
Interest expense on defined benefit obligation	44	17	19
Contributions paid by employees	878	612	378
Benefits (paid)/deposited	2,371	1,783	3,050
Remeasurement (gain)/loss on defined benefit obligation	(3,107)	57	854
Other	(58)	(18)	—
Foreign currency exchange (gains)/losses	14	(426)	898
Ending defined benefit obligation as of December 31	16,215	14,766	11,848

Movements in the present value of the plan assets in the reporting period were as follows:

In thousands of USD	2022	2021	2020
Beginning fair value of plan assets as of January 1	11,576	8,291	3,858
Return on plan assets excluding interest income	35	12	13
Contributions paid by employer	978	688	378
Contributions paid by employees	884	610	378
Benefits (paid)/deposited	2,371	1,783	3,049
Actuarial gain/(loss) on plan assets	(1,770)	513	(3)
Administration expense	(4)	(4)	(3)
Other	(11)	(18)	—
Foreign currency exchange gains/(losses)	46	(299)	621
Ending fair value of plan assets as of December 31	14,105	11,576	8,291

As of December 31, 2022, there was an unrecognized asset of USD 159 thousand arising from a surplus of plan assets in the defined benefit plan of some employees.

The allocation of the assets of the different asset classes corresponds to:

In thousands of USD	2022	2021	2020
Cash	0.8%	1.1%	1.8%
Bonds	62.1%	61.0%	60.0%
Equities	24.2%	24.9%	25.5%
Properties	10.1%	10.0%	10.0%
Other	2.8%	3.0%	2.7%
Total	100.0%	100.0%	100.0%

Principal assumptions used for the purposes of the actuarial valuations were as follows:

	For the year ended December 31,
	2022	2021	2020
Discount rate	2.25%	0.30%	0.15%
Interest credit rate	2.00%	1.00%	1.00%
Expected rate of salary increase	2.25%	2.00%	2.00%
Expected rate of pension increase	—	—	0.50%
Mortality rate	BVG 2020 GT	BVG 2020 GT	BVG 2015 GT

The following sensitivity analyses - based on the principal assumptions - have been performed based on reasonably possible changes to the assumptions occurring at the end of the reporting period:

If the discount rate would increase/(decrease) by 25 basis points, the defined benefit obligation would decrease by USD 550 thousand (increase by USD 583 thousand) (2021: decrease by USD 602 thousand (increase by USD 643 thousand)) (2020: decrease by USD 528 thousand (increase by USD 567 thousand)) if all other assumptions were held constant.

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If the expected salary growth would increase (decrease) by 25 basis points, the defined benefit obligation would increase by USD 79 thousand (decrease by USD 78 thousand) (2021: increase by USD 76 thousand (decrease by USD 75 thousand)) (2020: increase by USD 75 thousand (decrease by USD 73 thousand)) if all other assumptions were held constant.

If the expected pension growth would increase by 25 basis points, the defined benefit obligation would increase by USD 274 thousand (2021: increase by USD 330 thousand) (2020: increase by USD 286 thousand) if all other assumptions were held constant.

No sensitivity analysis was performed on other assumptions as a similar change to those assumptions would not have a significant impact on these financial statements.

The weighted-average duration of the defined benefit obligation at the end of the reporting period is 14.6 years (2021: 16.7 years) (2020: 18.3 years).

The Group expects to make further contributions of USD 995 thousand to the defined benefit plan during 2023.

22.	Trade payables

	As of December 31,
In thousands of USD	2022	2021	2020
in CHF	969	2,623	433
in USD	408	1,728	749
in EUR	416	3,981	8,260
in CAD	—	4	10
in GBP	10	259	38
Total	1,803	8,595	9,490

23.	Accrued expenses

	As of December 31,
In thousands of USD	2022 Restated*	2021 Restated*	2020
Related to research and development expenses	10,678	3,637	1,991
Related to other professional services	3,204	1,546	1,110
Related to employee benefits	4,161	2,901	1,950
Related to taxes and fees (Note 2.1)	12,468	10,983	196
Total	30,511	19,067	5,247

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

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24.	Contract balances

Contract liabilities amounting to USD 2,114 thousand (2021: USD 0 thousand) (2020: USD 0 thousand) represent prepayments received for development services which are yet to be rendered. They are presented as deferred revenue in the consolidated statements of financial position.

25.	Other current liabilities

	As of December 31,
In thousands of USD	2022	2021	2020
Payables in relation to social contributions	435	22	452
Tax withholding payables	215	94	212
Payables due to management and employees	—	—	—
Other current payables (i)	—	—	110
Total	650	116	774

(i)            These other current liabilities qualify as financial instruments. Refer to Note 27.

26.	Financial liabilities

26.1 Convertible Loans

On December 23, 2019, the Company issued Convertible loans to certain of its shareholders. The Convertible loans had a principal amount of USD 20,000 thousand with a maturity of two years at a stated interest rate of 4.0% per annum to be accrued on the principal amount until the loans are converted or mature. A total of USD 17,069 thousand was received in cash from the Lenders as of December 31, 2019, and therefore recognized as a financial liability as of year-end. The remaining USD 2,931 thousand in cash was received in January 2020. The Convertible loans were subordinated to other present or future non-subordinated (i.e. senior debt) claims of other creditors of the Company.

Pursuant to the terms and conditions of the agreements with the Lenders, there were three triggers, as detailed below, that would require the Company either to make a cash payment or mandatorily convert the loans, based on the conversion price, into preferred shares of the Company during the instruments’ duration:

•	Change of control (“CoC”) (cash payment);

•	Maturity (cash payment upon demand by the Lenders);

•	Qualified Financing event (conversion to the same class of preferred shares as issued in such financing based on conversion price at discounted share price).

Based on the nature of the conversion features, as summarized below, the Convertible loans contained two embedded derivatives, one related to the CoC event and the other related to the Qualified Financing event:

•	CoC event: if a CoC event takes place before the conversion or repayment of the Convertible loan, the Lender would receive the outstanding balance multiplied by a CoC multiple (which depends on the CoC purchase price and varies between 1.5 and 2.5) plus the accrued but unpaid interest on the loan.

•	Qualified Financing event: Conversion price would be calculated by using 85% of the Company’s share price as at the Qualified Financing date if such conversion occurred prior to September 23, 2020, or 80% of the share price if the conversion occurred after that date. Conversion was mandatory if a Qualified Financing event took place. “Qualified Financing” meant that the Company would have sold preferred shares with the purpose of raising capital for aggregate gross proceeds of at least USD 10,000 thousand.

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In the event of a CoC, it was not possible for the Company to avoid the payment of cash since it included a contractual obligation to deliver cash. In the event of a Qualified Financing event, the derivative would not be settled for a fixed number of the Company’s own equity instruments at the conversion date because the conversion price was not fixed and therefore, failed to meet the fixed-for-fixed requirement for the recognition of the conversion features as equity. Consequently, the Convertible loans and the embedded derivatives were considered financial liabilities rather than equity.

The instrument met the definition of a hybrid instrument under IFRS 9. However, the Group had elected the fair value option, whereby the Convertible loans, including the embedded derivatives, were accounted for as one instrument (not separating the loan from the derivative) at fair value.

The initial fair value of the Convertible Loans designated at FVTPL, including the value of the embedded derivative received in December 2019, was USD 19,720 thousand, calculated using a weighted average percentage probability of the three possible scenarios based on their expected discounted future cash flows (for the CoC and maturity scenarios) and expected conversion value (for the Qualified Financing event). The Group used judgment to estimate the probability of the three future outcomes above, including key inputs to the valuation exercise such as: the conversion price (85% to 80% of the Company’s share price depending on the timing of occurrence), the change of control price (outstanding balance of the Convertible Loans multiplied by a CoC multiple, which depends on the CoC purchase price plus the accrued but unpaid interest), the Company’s share price (USD 3.20 to USD 3.75), and discount rate (11.4% to 12.0%). Based on the ranges of the unobservable inputs disclosed above, the Group concluded that as of December 31, 2019 the fair market value of the Convertible Loans would not significantly change due to changes in these assumptions.

The key assumption in calculating the fair value of the instrument was the probability of securing Series A2 financing of 90% with the balance of probability allocated to a CoC event and redemption at maturity.

The initial fair value of the remaining portion of the Convertible loans received in January 2020 was USD 3,352 thousand, measured on the same basis as the portion received in December 2019.

The difference between the cash value and the fair value at inception has been recognized in equity as a capital distribution to the Company’s shareholders amounting to a total of USD 3,058 thousand, of which USD 2,637 thousand had been recognized in 2019 and USD 421 thousand in 2020.

At the completion of the First Tranche that occurred on September 11, 2020, the Convertible loans were mandatorily converted into an aggregate of 4,195,966 Series A1 preferred shares of the Company issued at a conversion price of USD 4.891 (rounded) per share based on the agreement with the Lenders. Immediately prior to conversion, the fair value of the Convertible Loans was remeasured assuming the probability of securing Series A2 financing of 100% and using a fair value per share of USD 5.755, representing a subscription price per Series A2 preferred share of the First Tranche of Series A2 financing round. This led to a loss on remeasurement in the amount of USD 564 recognized within financial expense in profit or loss for the year ended December 31, 2020 (2019: none).

Upon conversion, the Convertible loans, including accrued but unpaid interest, were immediately deemed repaid in full and terminated in their entirety. As a result, USD 24,148 thousand was reclassed from liabilities to equity.

The movements in the Convertible loans balance presented in the statements of financial position are as follows:

In thousands of USD	2020	2019
Opening balance as of January 1	19,737	—
Cash proceeds	2,931	17,069
Loss on initial recognition (distribution to the shareholders)	421	2,637
Fair value adjustment through profit or loss	564	—
Accrued interest expense	513	17
Other changes	(18)	14
Conversion into shares	(24,148)	—
Ending Convertible Loans balance as of December 31	—	19,737

The fair value of the Convertible Loans was measured using level 3 inputs as described in Note 4.2.

26.2 Kreos Loans

On March 26, 2022, the Company entered into a note financing agreement (the “Original Loan”) with Kreos Capital VI (UK) Limited (“Kreos”).

The debt facility was structured to provide the EUR equivalent of up to USD 75.0 million in borrowing capacity under a master loan line (“MLL”). The MLL was comprised of two loan facilities, of which the EUR equivalent of USD 18.75 million was a convertible loan line, (the “Original Convertible Loan”) and the EUR equivalent of USD 56.25 million was a term loan line (the “Original Term Loan”), each of which could be drawn down in three tranches as follows:

Loan A1:	Convertible Loan – EUR equivalent of USD 7.5 million
Term Loan – EUR equivalent of USD 22.5 million

Loan A2:	Convertible Loan – EUR equivalent of USD 5.0 million
Term Loan – EUR equivalent of USD 15.0 million

Loan B:	Convertible Loan – EUR equivalent of USD 6.25 million
Term Loan – EUR equivalent of USD 18.75 million

The tranches of the Original Convertible Loan and the Original Term Loan under Loan A1 and Loan A2 were available for drawdown until September 30, 2022.

The Company was obligated to draw down the first portion of Loan A1 and Loan A2 in an amount of at least the EUR equivalent of USD 10.0 million by September 30, 2022, with the EUR equivalent of USD 2.5 million comprising the Original Convertible Loan portion (the “Minimum Convertible Note”).

The tranches of the Original Convertible Loan and the Original Term Loan under Loan B were to be available for drawdown until December 31, 2022, subject to certain conditions.

The availability of any funds under a drawdown of Loan A1, Loan A2 or Loan B was conditional upon the Group having a debt-to-market capitalization ratio (where debt includes the amount of the proposed drawdown) equal to or less than 25% at the time of each drawdown, among other conditions.

The availability of any funds under a drawdown of Loan B was conditional upon the Group (i) raising USD 80 million in new equity and/or subordinated convertible debt, or other non-dilutive funds, and (ii) releasing interim data for the Phase 2 STARS Nutrition study that supports continuation of such study, among other conditions.

The Original Convertible Loan and the Original Term Loan had an interest-only repayment period until March 31, 2023, which could be extended in two extensions to June 30, 2024, at the latest, if certain conditions were met. Payments would then be composed of both interest and principal until both loans were paid off, with an end date ranging from March 31, 2025 to June 30, 2026, if the interest-only period had been extended to June 30, 2024.

In connection with both the Original Convertible Loan and the Original Term Loan, the Company and each of its subsidiaries entered into pledge agreements in respect of the Group’s worldwide intellectual property in favor of Kreos as pledgee (excluding intellectual property in respect of Apraglutide granted, issued, or pending in Japan).

VectivBio Holding AG, VectivBio AG and VectivBio Comet AG additionally entered into pledge agreements pledging (i) all of the share capital of VectivBio AG and VectivBio Comet AG, and (ii) all of the Swiss bank accounts of VectivBio Holding AG, VectivBio AG and VectivBio Comet AG, in each case, in favor of Kreos. As of December 31, 2022, the Company has USD 221 million in the Swiss bank accounts.

VectivBio Holding AG, VectivBio AG and VectivBio Comet AG additionally entered into an agreement guaranteeing Kreos’s claims under both the Original Convertible Loan and the Original Term Loan. VectivBio AG also assigned to Kreos certain rights under licensing agreements for security purposes. Under the abovementioned security agreements, Kreos would have recourse to the relevant collateral in the event the Company defaults under the Original Convertible Loan and the Original Term Loan.

The Original Convertible Loan and the Original Term Loan contained customary affirmative and negative covenants. The affirmative covenants included, among others, administrative and reporting requirements subject to certain exceptions and materiality thresholds. The negative covenants included, among others, limitations on the Company’s ability to, subject to certain exceptions, incur additional debt.

The Company may have prepaid all, but not part, of the Original Term Loan and the Original Convertible Loan amounts at any time, by notifying the lender at least fifteen days in advance of the first business day of each month; provided, however, that Kreos could at its option convert amounts outstanding under the Original Convertible Loan into ordinary shares after receipt of any such prepayment notification.

In connection with this agreement, the Company paid an amount of USD 750 thousand for transactions fees. Since the Company did not expect to utilize the facility with exception to the amount of compulsory drawdown, the amount of transaction fees were apportioned between the amount expected to be utilized, and the amount not expected to be utilized. The portion related to the compulsory drawdown was to be deferred until such drawdown, when it would have been recognized as an expense, since the respective amount of loan was to be measured at fair value through profit and loss. The remaining portion represents a payment for liquidity services, and thus, was initially capitalized and subsequently to be expensed over the facility period on a straight-line basis. All unamortized deferred amounts still outstanding as of October 12, 2022, the date the Company entered into the Amended Loan with Kreos, were written off, since the terms of the Amended Loan were assessed as substantially different from the terms of the Original Loan. Accordingly, in the year ended December 31, 2022, an expense of USD 750 thousand was recorded in the consolidated statement of operations in the line-item of Financial expense (Note 10). In the year ended December 31, 2022, the portion related to the compulsory drawdown in the amount of USD 100 thousand has been presented within cash flows provided by financing activities in the consolidated statement of cash flows, with the remaining portion in the amount of USD 650 thousand presented within cash flows used in operating activities.

Original Convertible Loan

No amounts were drawn down in connection with the Original Convertible Loan, therefore no amounts were recorded in the consolidated financial statements. Borrowing under the Original Convertible Loan was to bear interest at an implied fixed rate of 7.45% per annum.

The Minimum Convertible Note would have been convertible upon draw down into 356,961 ordinary shares at a price per ordinary share of USD 7.0036. The remaining Original Convertible Loan amount was to be convertible upon subsequent drawdowns, if any, into a number of ordinary shares to be determined based on a price per ordinary share that is at a 130% premium to the volume weighted average price of shares traded during the 30-day period ending three days prior to the date of each drawdown after drawdown of the Minimum Convertible Note.

Based on the terms and conditions of the Original Convertible Loan, the Group concluded that the Original Convertible Loan included a financial liability and a written embedded conversion option from the perspective of the issuer, since it was denominated in a currency other than the functional currency of the Company, thus failing the requirement of exchanging a fixed amount of cash or another financial asset for a fixed number of equity instruments to qualify as an equity instrument.

The embedded written option was not determined to be a closely related embedded derivative and therefore susceptible to be separated and measured at fair value through profit or loss.

In addition, the Original Convertible Loan contained additional embedded derivatives related with extension clauses and early repayment clauses:

•	Extension clauses: a first extension option to December 31, 2025 subject to: (i) raising USD 80 million in new equity and/or subordinated convertible debt from existing or new investors, and/or licensing milestone payments or other payments made under a licensing agreement; and (ii) release of interim data for the Phase 2 STARS Nutrition study which supports continuation of such study; a second extension option to June 30, 2026 subject to announcement of positive Phase 3 results for the SBS-IF study by December 31, 2025.

•	Early repayment clauses: the Original Convertible Loan had several early repayment options which varied depending on the period when the loan was to be repaid (ranging from within 12 months up to after 37 months since drawdown) and having different conditions based on such periods or early repayment (ranging from principal outstanding, plus future interest to final repayment date discounted at 4% per annum to 101% of principal outstanding, in any case plus costs and additional payments of 3% of the amount drawn down not payable on amounts converted).

Pursuant to all terms and conditions described above, the instrument met the definition of a hybrid instrument under IFRS 9. However, the Group has elected the fair value option, whereby the Original Convertible Loan, including all the embedded derivatives, was accounted for as one instrument (not separating the loan from the derivatives) at fair value with changes in fair value for each reporting period recorded in profit or loss.

Original Term Loan

No amounts were drawn down in connection with the Original Term Loan, therefore no amount was recorded in these consolidated financial statements. Borrowings under the Original Term Loan were to bear interest at a fixed rate of 8.95% per annum.

The Original Term Loan contained the same clauses described above for the Original Convertible Loan related to extension of the term of the loan and early repayment of the loan. Such clauses were considered derivatives embedded in the Original Term Loan. Therefore, the instrument met the definition of a hybrid instrument under IFRS 9. However, the Group elected the fair value option also for the Original Term Loan.

As a consequence, the Original Term Loan, including the embedded derivatives, were accounted for as one instrument (not separating the loan from the derivatives) at fair value with changes in fair value for each reporting period recorded in profit or loss.

Warrants

On March 26, 2022, in connection with the Original Loan with Kreos described above, the Company also granted warrants to Kreos to purchase 324,190 ordinary shares of the Company issuable upon the exercise of the warrant at an exercise price of USD 5.5243 per share. The warrants are considered derivatives because there is no initial investment required, their value will vary based on future foreign currency exchange rates applied to a fixed USD price per share for the Company’s shares, and they will be settled in the future. Although issued in connection with the Original Loan, the warrants have been considered a standalone derivative because they are contractually transferable independently of the loans. They do not meet the criteria required for equity classification because their price is fixed in a foreign currency. Therefore, they were classified as a financial liability and recognized initially at fair value amounting to USD 1,120 thousand in the line-item of Other current assets and Warrant liability, respectively. They are subsequently measured at each reporting date at fair value with changes through profit and loss.

As with the transaction fee, since the Company did not expect to utilize the facility with exception to the amount of compulsory drawdown, the initial fair value of the warrants was apportioned between the amount expected to be utilized, and the amount not expected to be utilized. The portion related to the compulsory drawdown was to be deferred until such drawdown. The remaining portion represented a payment for liquidity services, and thus, was to be expensed over the facility period on a straight-line basis. All unamortized deferred amounts still outstanding as of October 12, 2022, the date the Company entered into the Amended Loan with Kreos, were written off, since the terms of the Amended Loan were assessed as substantially different from the terms of the Original Loan. In the year ended December 31, 2022, an expense of USD 1,120 thousand was recorded in the consolidated statement of operations in the line-item of Financial expense (Note 10).

The Company will grant to Kreos additional warrants to purchase ordinary shares with an aggregate value of up to a maximum of USD 1.0 million, with an exercise price per share equal to the volume weighted average price per share for the 30-day period ending three days prior to the date of the first drawdown of Loan B.

The warrants are exercisable for a period of seven years from the date of issuance.

As described in Note 4, the warrants have been considered as standalone derivatives and measured at fair value with changes through profit and loss. The fair value of the warrants as of December 31, 2022, amounts to USD 2,055 thousand and the changes in fair value recorded in the year ended December 31, 2022, amount to USD 935 thousand loss was recorded in the consolidated statement of operations in the line-item of Financial expense (Note 10).

The following assumptions were used to calculate the fair value of the warrants:

	December 31, 2022	March 26, 2022
Fair value per share	6.34	3.45
Exercise price	5.52	5.52
Volatility	68.79%	62.62%
Duration	7 years	7 years

The fair value of the warrants was measured using level 3 inputs as described in Note 4.2.

A 5% increase (decrease) in the volatility applied to the warrants as of December 31, 2022, would increase (decrease) the fair value by USD 43 /(45) thousand.

Amendments

On October 12, 2022, the Company entered into an amendment to the Original Loan, the Amended Loan. The total amount of borrowings available under the Amended Loan remains unchanged from the EUR equivalent of up to USD 75.0 million in borrowing capacity that was provided under the MLL in the Original Loan. The MLL, as amended, is comprised of two loan facilities, of which the EUR equivalent of USD 18.75 million is a convertible loan line, or the Amended Convertible Loan, and the EUR equivalent of USD 56.25 million is a term loan line, or the Amended Term Loan, each of which may be drawn down in tranches as follows:

Amended Loan A:	Amended Convertible Loan – EUR equivalent of USD 12.5 million, Amended Term Loan – EUR equivalent of USD 37.5 million; and

Amended Loan B:	Amended Convertible Loan – EUR equivalent of USD 6.25 million, Amended term Loan – EUR equivalent of USD 18.75 million.

Subject to the same conditions described above for the Original Loan, the Amended Loan A will be available for drawdown until May 31, 2024, and the Amended Loan B will be available for drawdown until June 30, 2024. Contemporaneously with the execution of the Amended Loan, the Company delivered to Kreos drawdown requests under the Amended Loan A for an aggregate amount equal to the EUR equivalent of USD 10 million, or the First Compulsory Drawdown. As a condition of borrowing, Kreos has required an advance payment of the final principal installment of USD 340 thousand, which was deducted from the amount withdrawn and settled on a net basis at the time of the initial drawdown.

The Company must deliver to Kreos further drawdown requests under the Amended Loan A for an aggregate amount equal to the EUR equivalent of USD 10 million by September 30, 2023, or the Second Compulsory Drawdown. The Amended Loan also contains certain early repayment fees and grants Kreos the right to receive additional warrants on early repayment of borrowing.

With the exception of the aforementioned differences, the key terms and conditions of the Amended Loan, including interest rates, minimum drawdowns, drawdown preconditions, and conversion terms remain unchanged from the key terms and conditions described above for the Original Loan.

All remaining deferred amounts related to the Original Loan were written off at the time of the amendment on October 12, 2022, since the terms of the Amended Loan were assessed as substantially different from the terms of the Original Loan. The write off of the remaining deferred amounts related to the Original Loan resulted in a loss of USD 712 thousand, which is included as part of the Facility fee expense on Kreos Loans line item in Note 10. The Group has elected the fair value option for the Amended Loan. As a consequence, the Amended Loan, including the embedded derivatives, were designated as single hybrid instruments (not separating the loan from the derivatives) at fair value with changes in fair value for each reporting period recorded in profit or loss.

Since the fair value of the Amended Loan liabilities is not evidenced by a quoted price in an active market, the Amended Loan liabilities were initially recognized at the transaction price (the nominal cash amounts received). The identified difference between the fair value of the Amended Loan liabilities and the nominal cash amounts received (the Day 1 gain or loss) has been initially recognized within the carrying value of the loan liability amounts presented on the balance sheet and will be subsequently amortized through profit and loss on a straight-line basis over the life of the Amended Loan.

The carrying value of the Amended Term Loan as of December 31, 2022, amounts to USD 7,316 thousand and the changes in fair value recognized in the year ended December 31, 2022, amount to USD 330 thousand gain (Note 10). The carrying value of the Amended Convertible Loan as of December 31, 2022, amounts to USD 2,986 thousand and the changes in fair value recorded in the year ended December 31, 2022, amount to USD 202 thousand loss (Note 10).

The movements in the Amended Term Loan balance presented in the statements of financial position are as follows:

In thousands of USD	2022
Opening balance as of January 1	—
Cash proceeds	7,500
Advance payment	(340)
Interest payments	(145)
Accrued interest expense	158
Day 1 gain / (loss) amortization	(13)
Fair value adjustment through profit or loss	(330)
Foreign currency exchange gains/(losses)	486
Ending Amended Term Loan balance as of December 31	7,316

The movements in the Amended Convertible Loan balance presented in the statements of financial position are as follows:

In thousands of USD	2022
Opening balance as of January 1	—
Cash proceeds	2,500
Interest payments	(40)
Accrued interest expense	43
Day 1 gain / (loss) amortization	83
Fair value adjustment through profit or loss	202
Foreign currency exchange gains/(losses)	198
Ending Amended Convertible Loan balance as of December 31	2,986

The following assumptions were used to calculate the fair value of the Amended Loan:

	December 31, 2022	October 14, 2022
Fair value per share	5.07	4.04
Conversion price	7.00	7.00
Volatility	75.70%	76.60%
Discount rate	12.70%	12.20%
Risk-free rate	4.19%	3.97%

The fair value of the Amended Loan was measured using level 3 inputs as described in Note 4.2.

A 5% increase (decrease) in the discount rate applied to the Amended Loan as of December 31, 2022, would decrease (increase) the fair value by USD 114 /(116) thousand.

A 5% increase (decrease) in the volatility applied to the Amended Loan as of December 31, 2022, would increase (decrease) the fair value by USD 51 /(54) thousand.

Concurrent with entering into the Amended Loan, the Company also signed a new warrant agreement with Kreos on October 12, 2022, granting Kreos the right to additional warrants upon any future prepayment of the Amended Loan. As of December 31, 2022, no prepayments had been made on the Amended Loan and no new warrants had been issued.

27.	Financial instruments

27.1 Capital management

The Group’s objectives when managing capital are to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders.

27.2 Categories of financial instruments

As of December 31, 2022 (Restated*) In thousands of USD	Financial assets at amortized cost (incl. Cash and cash equivalents)	Financial liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Total
Financial assets	61	—	—	61
Other current assets	4	—	—	4
Cash and cash equivalents	221,416	—	—	221,416
Total financial assets	221,481	—	—	221,481
Borrowings	—	10,302	—	10,302
Warrant liability	—	2,055	—	2,055
Lease liabilities	—	—	160	160
Trade payables	—	—	1,803	1,803
Accrued expenses (Note 2.1)	—	—	30,511	30,511
Total financial liabilities	—	12,357	32,474	44,831

As of December 31, 2021 (Restated*) In thousands of USD	Financial assets at amortized cost (incl. Cash and cash equivalents)	Financial liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Total
Financial assets	61	—	—	61
Other current assets	4	—	—	4
Cash and cash equivalents	102,707	—	—	102,707
Total financial assets	102,772	—	—	102,772
Lease liabilities	—	—	292	292
Trade payables	—	—	8,595	8,595
Accrued expenses (Note 2.1)	—	—	19,067	19,067
Total financial liabilities	—	—	27,954	27,954

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

As of December 31, 2020 In thousands of USD	Financial assets at amortized cost (incl. Cash and cash equivalents)	Financial liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Total
Financial assets	64	—	—	64
Other current assets	4	—	—	4
Cash and cash equivalents	40,172	—	—	40,172
Total financial assets	40,240	—	—	40,240
Contingent consideration liabilities		19,140	—	19,140
Lease liabilities	—	—	116	116
Trade payables	—	—	9,490	9,490
Accrued expenses	—	—	5,247	5,247
Other current liabilities	—	—	110	110
Total financial liabilities	—	19,140	14,963	34,103

The carrying amounts of financial assets and financial liabilities recognized in the consolidated financial statements approximate their fair values with the exception of the Amended Loan with Kreos, the carrying amount of which differs from fair value by the unamortized amount of the Day 1 gain or loss described in Note 26.2.

27.3 Financial risk management

The Group is exposed to various financial risks such as credit risk, liquidity risk and market risk (including interest-rate and currency risk). The following sections provide an overview of the extent of the individual risks and the goals, principles and processes employed to handle these risks.

As of December 31, 2022, the Group had USD 221.4 million of cash and cash equivalents (2021: USD 102.7 million) (2020: USD 40.2 million) and outstanding borrowings of USD 10.5 million (2021: USD 0.3 million) (2020: USD 0.1 million).

Credit risk

Credit risk refers to the risk that a counter party will default on its contractual obligations resulting in financial loss. Counterparty risk is minimized by ensuring that the Group's cash and cash equivalents are held with a major Swiss bank, with an A- rating and a stable outlook as per Standard & Poor's.

The carrying amount of financial assets represents the Group's maximum exposure to credit risk without considering the value of any collateral obtained.

Liquidity risk

Liquidity risk management implies maintaining sufficient cash and cash equivalents to meet the Group's short-term financial obligations. Currently the Group's major liquidity sources are represented by shareholders and investors who systematically made up for major liquidity requirements. Management monitors the Group's net liquidity position through rolling forecasts based on expected cash flows. To ensure liquidity for the next major development stages, the Group obtained financing through share capital increases in 2022 totaling USD 179.2 million (2021: USD 154.1 million) (2020: USD 55.1 million).

The Group's financial liabilities include both interest- and non-interest- bearing obligations. The Group's interest-bearing obligations consist primarily of the outstanding balances under the Amended Loan with Kreos which have both current and non-current repayment requirements. The maturity profile of the non-interest-bearing financial liabilities is current in nature, with the exception of the non-current portion of lease liabilities. The tables below summarize the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments:

As of December 31, 2022 (Restated*) In thousands of USD	less than 12 months	between 1-5 years	Over 5 years	unlimited	Total
Borrowings	839	11,716	—	—	12,555
Trade payables	1,803	—	—	—	1,803
Accrued expenses (Note 2.1)	30,511	—	—	—	30,511
Lease liabilities	137	23	—	—	160
Total financial liabilities	33,290	11,739	—	—	45,029

As of December 31, 2021 (Restated*) In thousands of USD	less than 12 months	between 1-5 years	Over 5 years	unlimited	Total
Trade payables	8,595	—	—	—	8,595
Accrued expenses (Note 2.1)	19,067	—	—	—	19,067
Lease liabilities	134	158	—	—	292
Total financial liabilities	27,796	158	—	—	27,954

As of December 31, 2020 In thousands of USD	less than 12 months	between 1-5 years	Over 5 years	unlimited	Total
Contingent consideration liabilities	20,000	—	—	—	20,000
Trade payables	9,490	—	—	—	9,490
Accrued expenses	5,247	—	—	—	5,247
Other current liabilities	110	—	—	—	110
Lease liabilities	129	4	—	—	133
Total financial liabilities	34,976	4	—	—	34,980

*Refer to Note 2.1 Restatement of previously issued consolidated financial statements for further information.

Interest rate risk

The outstanding balances under the Amended Loan with Kreos carry interest at a fixed rate. To the extent that market rates of interest fluctuate downwards, the Group is exposed to the risk of being required to pay above-market interest on loan balances. Management continuously monitors market conditions to assess the level of risk exposure and whether any risk mitigation actions, such as entering into interest rate swaps, is necessary.

Except for short-term cash deposits, the Group has no other interest-bearing assets and the interest rate risk exposure associated with asset balances is therefore minimized.

Currency risk

The Group holds certain short-term cash deposits, which are denominated in foreign currencies (for details refer to Note 18), as well as trade payables in foreign currencies (for details refer to Note 22). However, because the cash balances in foreign currencies are held for settlement of expected invoices in these currencies, they are naturally hedged and the related risk level is considered to be low.

In light of the Group's foreign currency positions and assuming that all other variables remain unchanged, a change in the foreign exchange rate of USD/CHF resulting from a 5% increase/(decrease) against CHF would have an impact of USD 10.5 million/USD (11 million) on results for the year ended December 31, 2022 compared with an impact of USD 4.5 million/USD (5.0 million) as of December 31, 2021, respectively. The calculated foreign currency risk is mainly due to cash balances in U.S. dollars. As a significant portion of this cash balance will be used to pay invoices in U.S. dollars, part of the risk is naturally hedged.

During the years ended December 31, 2022, and December 31, 2021, the Group did not enter into any forward currency transactions.

27.4 Reconciliation of liabilities arising from financing activities

				Non-cash changes
In thousands of USD	January 1, 2022	Financing Cash flows	Interest payments	Changes in fair value	Other changes	Accrued interest	Foreign currency exchange gains/(losses)	December 31, 2022
Financial liabilities - Kreos Loans (Note 26.2)	—	9,660	(185)	(58)	—	201	684	10,302
Lease liabilities (Note 29)	292	(133)	—	—	—	2	(1)	160
Total	292	9,527	(185)	(58)	—	203	683	10,462

			Non-cash changes
In thousands of USD	January 1, 2021	Financing Cash flows	Distribution to shareholders	Changes in fair value	Other changes	Accrued interest	Conversion into shares	December 31, 2021
Lease liabilities (Note 29)	116	(135)	—	—	311	—	—	292
Total	116	(135)	—	—	311	—	—	292

			Non-cash changes
In thousands of USD	January 1, 2020	Financing Cash flows	Distribution to shareholders	Changes in fair value	Other changes	Accrued interest	Conversion into shares	December 31, 2020
Financial liabilities - Convertible Loans (Note 26.1)	19,737	2,931	421	564	(18)	513	(24,148)	—
Lease liabilities (Note 29)	248	(148)	—	—	14	2	—	116
Total	19,985	2,783	421	564	(4)	515	(24,148)	116

28.	Related party transactions

28.1 Compensation for Executive Management and Board of Directors (“BOD”)

	For the year ended December 31,
In thousands of USD	2022	2021	2020
Fees, salaries and other short-term employee benefits	4,841	4,232	4,235
Post-employment benefits	570	441	188
Share-based compensation	13,198	18,435	4,741
Total compensation for Executive Management and BOD	18,609	23,108	9,164

28.2 Related party balances and transactions

As of December 31, 2022, December 31, 2021 and December 31, 2020, there were no related party balances outstanding.

29.	Leases

Leases, where the Group is a lessee, are related to leased office spaces and car parking spaces. Contracts may contain both lease and non-lease components. The Group has elected not to separate lease and non-lease components and instead accounts for these as a single lease component as the non-lease components are not material to the arrangement.

Rental contracts are typically made for fixed periods of 12 months to 5 years. Any extension options in these leases have not been included in the lease liability, because both parties to the lease agreement must mutually agree to the extension. In addition, periods after termination options are only included in the lease term if the lease is reasonably certain not to be terminated. The Group does not have an option to purchase these leased assets at the expiration of the lease periods.

The consolidated statements of financial position show the following amounts relating to the ROU assets and lease liabilities:

	As of December 31,
In thousands of USD	2022	2021	2020
Office spaces	159	291	114
Total ROU assets	159	291	114

There were no additions to the right-of-use assets during the 2022 (2021: USD 315 thousand) (2020: no additions).

	As of December 31,
In thousands of USD	2022	2021	2020
Current	137	134	112
Non-current	23	158	4
Total lease liabilities	160	292	116

Amounts recognized in the profit or loss

	For the year ended December 31,
In thousands of USD	2022	2021	2020
Depreciation expense of ROU assets(ii)	131	134	146
Interest expense(i)	2	—	2
Expense relating to short-term leases(ii)	100	63	43
Expense relating to low-value leases(ii)	3	2	2
Total	236	199	193

(i)	Included in Financial expense
(ii)	Included in General and administrative expenses

The total cash outflow for leases in 2022 was USD 234 thousand (2021: USD 199 thousand) (2020: USD 193 thousand).

30.	Non-cash transactions

During 2022, 2021 and 2020, there were no non-cash investing and financing activities with third parties.

31.	Commitments and contingent liabilities

Pursuant to the existing licensing agreement with Ferring, the Group is required to pay a high single-digit royalty on worldwide annual net sales of GLP-2. No present obligation for the royalty payments exists until such sales are incurred. As the estimated amount and timing of the contingent payments are uncertain, the Group has not recognized any liabilities in the statement of financial position as of December 31, 2022.

As a result of the Comet acquisition described in Note 6, the Group is required to pay up to USD 25 million based on the completion of several milestones related to successful development of the research programs within the Comet platform. As of December 31, 2022, management considers the probability for such milestones to be met as remote. Accordingly, the Group has not recognized any liabilities in the statement of financial position as of December 31, 2022, related to these contingent payments, which will be recognized when the payment becomes probable.

The breakdown of the contingent payments and the related milestones triggering the payment are disclosed below:

In thousands of USD	Payment
GLP Tox Study Initiation	5,000
First dosing of the first subject in the first Clinical Trial	5,000
First dosing of the first subject in a Pivotal Trial	15,000
Total	25,000

The Group has no open litigations as of December 31, 2022.

32.	Events after the reporting period

On January 23, 2023, the board of directors approved an increase of the share reserve under the 2021 Equity Incentive Plan to a total of 13,520,000 registered ordinary shares.

On January 27, 2023, the Company entered into an Open Market Sale Agreement, or the Sales Agreement, with Jefferies LLC, or Jefferies, relating to the sale of ordinary shares, nominal value of CHF 0.05 per share. In accordance with the terms of the Sales Agreement, the Company may offer and sell ordinary shares having an aggregate offering price of up to USD 125 million from time to time through Jefferies, acting as the Company's sales agent. Sales of these ordinary shares, if any, will be made in one or more transactions, including block transactions, or by any method that is deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act.

On March 13, 2023, the Group and AKP announced the start of a Phase 1 study investigating the safety and tolerability of Apraglutide when administered as a single dose given to healthy Japanese adult men and women. Commencement of this study constitutes fulfillment of one of the development milestones laid out in the AKP Partnering Agreement described in Notes 2, 4, and 7. The Group anticipates recognizing revenues of approximately USD 3.52 million in 2023 related to the AKP Partnering Agreement in connection with the achievement of milestones completed on or before April 18, 2023.

The Group has evaluated subsequent events until April 18, 2023, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.